Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

zPREDICTA, INC.

GOLDEN GATE ACQUISITION INC.

PREDICTIVE ONCOLOGY INC.

and

TOM KELLY, AS COMPANY INTEREST REPRESENTATIVE

Dated as of November 24, 2021

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 24, 2021, by and among Predictive Oncology Inc., a Delaware corporation (“Parent”), Golden Gate Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), zPredicta, Inc., a Delaware corporation (the “Company”), and Tom Kelly, in his capacity as representative for certain parties who currently hold interests in the Company as described herein (the “Company Interest Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                 Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of this Agreement, the Articles of Merger in substantially the form attached as Exhibit B (the “Articles of Merger”), and the DGCL (the “Merger”).

B.                  The respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and fair to, and in the best interests of their respective stockholders for the Parent to acquire the Company pursuant to a merger of Merger Sub with and into the Company and have each duly approved this Agreement, the Articles of Merger, the Merger and the other Contemplated Transactions.

C.                  The holders of Company Common Stock sufficient to approve the Contemplated Transactions pursuant to applicable Delaware Law have approved and adopted this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement (the “Stockholder Consent”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

Article 1.
DESCRIPTION OF TRANSACTION

1.1               Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. The Company as the surviving company after the Merger is referred to as the “Surviving Corporation.”

1.2               Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3               Closing; Effective Time(a). Subject to the terms and conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Maslon LLP, outside counsel to Parent, or remotely via the exchange of documents and signatures, on the date hereof (the “Closing Date”). The Merger shall become effective on the Closing Date at the time of the filing of the Articles of Merger with the Secretary of State of the State of Delaware (or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in the Articles of Merger). The time when the Merger becomes effective is the “Effective Time.”

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1.4               Stockholder Consent. The Company shall immediately upon the execution and delivery of this Agreement, cause to be delivered to the Parent and Merger Sub, the executed Stockholder Consent.

1.5               Closing Deliverables.

(a)                At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(i)                 the executed Stockholder Consent executed by all Company Stockholders;

(ii)               the Articles of Merger executed by the Company for filing with the Delaware Secretary of State;

(iii)             Joinders duly executed by each of the Company Stockholders;

(iv)              Option Termination Agreements duly executed by each of the Vested Company Option Holders;

(v)                Convertible Instrument Termination Agreements duly executed by each of the Participating Interest Holders;

(vi)              Non-Participating Elections duly executed by each of the Non-Participating Interest Holders;

(vii)            the Escrow Agreement, duly executed by the Company Interest Representative;

(viii)          evidence reasonably satisfactory to Parent that all Indebtedness of the Company outstanding immediately before the Effective Time has been paid in full;

(ix)              evidence reasonably satisfactory to Parent that San Jose BioCenter II, LLC, the lessor of the Company’s premises, has consented to the Merger;

(x)                resolutions of the Board of Directors of the Company terminating the Company Equity Plan;

(xi)              a certificate of a duly authorized officer of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Company Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(xii)            the Consideration Spreadsheet contemplated in Section 1.7, which shall have been certified by an authorized officer of the Company and agreed to by Parent prior to the Effective Time ;

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(xiii)          written resignations, effective as of the Closing Date, of each of the officers and directors of the Company, effective as of the Effective Time;

(xiv)          the fully executed Employment Agreement between the Company and Julia Kirshner, effective as of the Effective Time, in the form attached as Exhibit C hereto;

(xv)            the Cancellation Certificate; and

(xvi)          such other documents or instruments as Parent reasonably requests in connection with the consummation of the transactions contemplated by this Agreement.

(b)                At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)                 the Escrow Agreement, duly executed by Parent;

(ii)               delivery to the Company by wire transfer of immediately available funds an amount equal to the aggregate amount of the Vested Company Option Holders’ pro rata allocation of the Aggregate Merger Consideration, as indicated in the Consideration Spreadsheet;

(iii)             by wire transfer of immediately available funds, an amount equal to the aggregate amount to be distributed to the Participating Interest Holders and the Non-Participating Interest Holders, as indicated in the Consideration Spreadsheet, directly to such recipients;

(iv)              to the Escrow Agent by wire transfer of immediately available funds, $1,000,000 (the “Escrow Deposit”) to be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement;

(v)                to an account designated by the Company Interest Representative, an amount equal to $25,000 (the “Representative Expense Fund”);

(vi)              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii)            a copy of the Tail Policy binder; and

(viii)          such other documents or instruments as the Company reasonably requests in connection with the consummation of the transactions contemplated by this Agreement.

1.6               Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)                The Certificate of Incorporation of the Merger Sub shall become the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation will be “zPredicta, Inc.”);

(b)                The Bylaws of the Merger Sub shall become the Bylaws of the Surviving Corporation; and

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(c)                The directors and officers of the Merger Sub shall become the directors and officers, respectively, of the Surviving Corporation.

1.7               Consideration Spreadsheet. The Aggregate Merger Consideration shall be allocated as set forth on Schedule 1.7 (the “Consideration Spreadsheet”). The Consideration Spreadsheet identifies: (i) the name, address, and email address of the Company Stockholders, Vested Company Option Holders, Non-Participating Instrument Holders and Participating Instrument Holders; (ii) dollar amounts being paid to each of the Non-Participating Instrument Holders; (iii) applicable investment amount of the Convertible Instrument held by each Participating Instrument Holder and the formula by which each such person will participate; (iv) the numbers and exercise prices of Vested Company Options held by each holder of Vested Company Options as of the Closing Date; (v) pro rata percentages and dollar amounts of the Aggregate Closing Merger Consideration, Escrow Deposit, Representative Expense Fund and any other potential distributions of funds to the Company Stockholders, Participating Instrument Holders and the Vested Company Option Holders (collectively, the “Company Interest Holders”); (vi) number of shares of Company Common Stock held by each Company Stockholder (with stock certificate numbers); (vii) the amount of Closing Cash being distributed to each Company Stockholder and (viii) any required withholding (if any) with respect to each Company Interest Holder, except for Vested Company Option Holders whose withholdings will be calculated through payroll. As used in this Agreement, the terms “pro rata”, “pro rata allocation” and “pro rata percentage” (including the pro rata percentages referenced in subsection (v) above) will be calculated as follows:

(a)                with respect to each Company Stockholder, the percentage will be obtained by dividing (1) the aggregate number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time, by (2) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus the aggregate number of shares of Common Stock that would have been issued to the Participating Interest Holders if the Convertible Instruments had been converted into shares of Company Common Stock immediately prior to the Effective Time in accordance with the Convertible Instrument, plus the aggregate number of shares of Company Common Stock that would have been issued to the Vested Company Option Holders if the Vested Company Options had been converted into shares of Company Common Stock immediately prior to the Effective Time less the applicable per share exercise price, for each such share under the Company Option, on a net exercise basis (the total number of shares set forth in this Section 1.7(a)(2) shall be the “Fully Diluted Shares”);

(b)                with respect to each Participating Interest Holder, the percentage will be obtained by dividing: (1) the number of shares of Company Common Stock that would have been issued to such Participating Interest Holder had his, her or its Convertible Instruments been converted into shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the Convertible Instrument, by (2) the number of Fully Diluted Shares; and

(c)                with respect to each Vested Company Option Holder, the percentage will be obtained by dividing: (1) the number of shares of Company Common Stock that would have been issued to such Vested Company Option Holder if his, hers or its Vested Company Options had been converted into shares of Company Common Stock immediately prior to the Effective Time, less the applicable per share exercise price, for each such share under the Company Option, on a net exercise basis by (2) the number of Fully Diluted Shares.

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1.8               Effect of Merger on Capital Stock, Convertible Instruments and Options.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or any of the holders of any of the following securities, the following shall occur:

(a)                Non-Participating Instrument Holders.

(i)                 The Convertible Instruments identified in the Consideration Spreadsheet as held by Non-Participating Instrument Holders (the “Non-Participating Instrument Holders”) will be terminated and cancelled in exchange for the amount set forth on the Consideration Spreadsheet, conditioned upon such Non-Participating Instrument Holder executing and delivering an election in the form attached hereto as Exhibit D (a “Non-Participating Election”) on or prior to the Closing.

(ii)               The Non-Participating Instrument Holders will exchange such Convertible Instruments for payment equal to the remaining principal balance (and any accrued interest) of such Convertible Instruments immediately prior to the Effective Time.

(b)                Participating Instrument Holders.

(i)                 The Convertible Instruments identified in the Consideration Spreadsheet as held by Participating Instrument Holders (the “Participating Instrument Holders”) will be terminated and cancelled in exchange for the amount set forth on the Consideration Spreadsheet, conditioned upon each Participating Instrument Holder executing and delivering an Convertible Instrument Termination Agreement.

(ii)               Each Participating Instrument Holder will exchange his, her or its Convertible Instrument(s) for payment equal to its pro rata allocation of the Aggregate Merger Consideration as if the balance under the Convertible Instruments had been converted into shares of Company Common Stock immediately before the Effective Time or otherwise according to the provisions of the Convertible Instruments held by such Participating Instrument Holder, as set forth in the Consideration Spreadsheet.

(c)                Treasury Stock. Any shares of Company Common Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable in respect thereof.

(d)                Unvested Company Options. Each Company Option issued and outstanding immediately prior to the Effective Time to the extent it is not vested (other than options which accelerate and vest by their terms at Closing) shall be terminated and canceled and no consideration shall be issued therefor, and the Board of Directors of the Company shall take all necessary action to provide for such termination and cancelation.

(e)                Vested Options.

(i)                 Each Company Option issued and outstanding immediately prior to the Effective Time to the extent it is vested or by its terms accelerates and vests upon Closing (a “Vested Company Option”) shall be terminated and canceled in exchange for the amount set forth on the Consideration Spreadsheet, with such consideration conditioned upon such holder of a Company Option, (a “Vested Company Option Holder”) executing and delivering an Option Termination Agreement;

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(ii)               Each Vested Company Option Holder will exchange his, her or its Vested Company Option(s) for payment of his, hers or its pro rata allocation of the Aggregate Merger Consideration as if such Vested Company Option had been converted into Company Stock, pursuant to the terms of the Company Option, less the applicable per share exercise price, for each such share under the Company Option, as set forth on the Consideration Spreadsheet; provided that the amount of the Aggregate Merger Consideration to be received by each Vested Company Option Holder shall be reduced by applicable withholding tax.

(f)                 Company Stock.

(i)                 All other shares of Company Common Stock outstanding immediately prior to the Effective Time (other than any Company Dissenting Shares) shall be converted into the right to receive his, hers or its pro rata allocation of the Aggregate Merger Consideration as set forth on the Consideration Spreadsheet.

1.9               Other Matters Related to Capital Stock, Convertible Instruments and Options.

(a)                Each Company Interest Holder shall be entitled to any amounts that may be payable in the future from the Escrow Deposit, from the Representative Expense Fund or as a result of any Adjustment Amount in respect of such Company Stock, Convertible Interests and Vested Company Options as provided in this Agreement and the Escrow Agreement, subject to the contingencies specified herein and therein.

(b)                Each share of the Company Common Stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

1.10           Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of such shares of Company Common Stock (the “Company Stockholders”) shall cease to have any rights as stockholders of the Company, except the right to receive their respective portion of the Aggregate Merger Consideration or, with respect to any Company Dissenting Shares, such consideration as determined in accordance with Section 1.11; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.

1.11           Company Dissenting Shares. In the event that Parent waives the requirement that all of the Company Stockholders sign the Stockholder Consent as contemplated by Section 1.5(a)(i), certain Company Stockholders may have appraisal rights under the DGCL. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who properly exercises appraisal rights with respect to such shares in accordance with the applicable provisions of the DGCL (such shares of Company Common Stock being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive their respective portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the DGCL, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive such holder’s portion of the Aggregate Merger Consideration in accordance with the Consideration Spreadsheet, without interest thereon, upon surrender of the stock certificate formerly representing such Company Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and the Company shall have the opportunity and right to direct all negotiations and Legal Proceedings with respect to such demands Neither Parent nor the Company shall, except with the prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands.

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1.12           Exchange of Certificates; Closing Payments.

(a)                Parent shall act as paying agent and shall be responsible for paying the Aggregate Merger Consideration to the Company Stockholders as set forth in the Consideration Spreadsheet, subject to the terms and conditions of this Section 1.12.

(b)                On or before the Closing Date, the Company shall (i) cancel all book-entry entitlements in the form of electronic certificates on the Carta electronic capitalization management system existing prior to the Effective Time representing issued and outstanding Company Common Stock (the “Company Stock Certificates”), effective as of the Effective Time, and (ii) deliver to Parent, at the Closing, written confirmation of such cancellation of all Company Stock Certificates (the “Cancellation Certificate”). The Company has delivered to each of the Company Stockholders a letter of transmittal (the “Letter of Transmittal”), provided that, no later than two (2) business days prior to the Closing Date, in the event that the Company has not delivered a Letter of Transmittal, Parent shall mail to the Company Stockholders the Letter of Transmittal for delivery to Parent. After delivery of the Cancellation Certificate to Parent, and within three business days of receipt of the executed Letter of Transmittal and completed W-9, Parent shall pay the holder of such Company Stock Certificate and the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Aggregate Merger Consideration that such holder has the right to receive pursuant to the Consideration Spreadsheet; provided that, for any executed Letters of Transmittal and completed W-9s received by Parent prior the Closing Date, Parent shall on the Closing Date pay the holder of such Company Stock Certificate, and the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, the Aggregate Merger Consideration that such holder has the right to receive pursuant to the Consideration Spreadsheet. From and after the Effective Time, each Company Stock Certificate shall be deemed to represent only the right to receive a portion of the Aggregate Merger Consideration as set forth in the Consideration Spreadsheet. In any matters relating to Company Stock Certificates, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock at the Effective Time, except to the extent such names or addresses are modified by any Company Stockholders in their respective Letters of Transmittal. Parent shall not be obligated to deliver any Aggregate Merger Consideration to which any Company Stockholder is entitled until such Company Stockholder surrenders a duly executed and properly completed Letter of Transmittal, including a completed and executed Form W-9 attached thereto.

(c)                On or before the Closing Date, Parent shall transfer funds with respect to the portions of the Aggregate Closing Merger Consideration payable at the Effective Time to the Vested Company Option Holders, as described in Section 1.8. Within five business days after the Closing Date, the Company will make the payments to each of the Vested Company Option Holders as set forth in the Consideration Spreadsheet to the extent that the funds were not distributed directly to such recipients by Parent, provided, that such payments by the Company are subject to the provisions of this Section 1.12, and that no such payment shall be made to any Vested Company Option Holder that has not delivered an executed Option Termination Agreement, until the delivery of such executed document.

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(d)                Each of, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Options or Convertible Instruments such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Legal Requirement or under any other applicable Legal Requirement; provided that, except with respect to payments to Vested Company Option Holders or other compensation to be paid to employees or former employees, if Parent and the Surviving Corporation intend to deduct and withhold Taxes, Parent and the Surviving Corporation must (i) at least three (3) Business Days before such deduction or withholding is required, provide notice to the Company Interest Representative describing the rationale for such proposed deduction and withholding of Taxes, and (ii) cooperate with the Company Interest Representative and use their commercially reasonable efforts to mitigate, reduce or eliminate withholding Taxes arising in connection with this Agreement, including by using commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Taxes. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable Governmental Body.

1.13           Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article 2.

AGGREGATE MERGER CONSIDERATION AND WORKING CAPITAL ADJUSTMENT

2.1   Aggregate Merger Consideration. Subject to the terms and conditions set forth herein, Parent shall issue and pay to or for the benefit of the Company Interest Holders an amount equal to the Aggregate Closing Merger Consideration, together with that portion of the Escrow Deposit and Representative Expense Fund that the Company Interest Holders become entitled to receive pursuant to the terms of this Agreement and subject to the Final Working Capital Adjustment set forth in Section 2.3 below (as adjusted for the Actual Working Capital, the “Aggregate Merger Consideration”).

2.2   Distribution of Closing Cash. The Parties acknowledge and agree that the Company shall be cash-free and debt-free at the Effective Time. Accordingly, the Company shall distribute all Closing Cash to the Stockholders prior to Closing in accordance with the Company’s governing documents.

2.3               Working Capital Adjustment.

(a)                Target Working Capital and Adjustment. The Aggregate Merger Consideration will be adjusted dollar for dollar based on the difference, positive or negative, between the actual Working Capital and the Target Working Capital.

(b)                Estimated Working Capital. The Company and Parent have mutually agreed at least five (5) business days prior to the date of this Agreement that Schedule 2.3-1 sets forth an example of the calculation of the Working Capital of the Company; as if the Closing Date were September 30, 2021, setting forth the components of Working Capital as of such date, which have been calculated consistent with the Company’s prior practice. In addition, at least three (3) business days prior to the date of this Agreement, the Company Interest Representative has delivered to Parent Schedule 2.3-2, which is a worksheet setting forth the good faith estimate by the Company of the Working Capital as of the Effective Time (the “Estimated Working Capital”), which shall be calculated consistently with Schedule 2.3-1. If the Target Working Capital is greater than the Estimated Working Capital, the Aggregate Closing Merger Consideration will be decreased by the amount of such difference at Closing, and if the Target Working Capital is less than the Estimated Working Capital, then the Aggregate Closing Merger Consideration shall be increased by the amount of such difference at Closing (such positive or negative adjustment, the “Estimated Working Capital Adjustment”). If the difference between the Target Working Capital and the Estimated Working Capital is $0 then no adjustment to the Aggregate Closing Merger Consideration shall be made at Closing. The respective amounts payable to each of the Company Stockholders, the Vested Company Option Holders and the Participating Interest Holders in the Consideration Spreadsheet as of the Closing Date shall reflect the calculation of the Aggregate Closing Merger Consideration as adjusted for the Estimated Working Capital.

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(c)                Determination of Actual Working Capital. Not later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Company Interest Representative a closing statement (the “Closing Statement”) setting forth in reasonable detail the calculation of: (i) the Working Capital as of the Effective Time (the “Actual Working Capital”), and (ii) the amount equal to the Actual Working Capital minus the Estimated Working Capital (the “Adjustment Amount”). Actual Working Capital will be calculated consistent with the method used in Schedule 2.3-1. Parent shall provide the Company Interest Representative with reasonable access to the work papers and personnel in connection with such calculation. Company Interest Representative shall have thirty (30) days after delivery of the Closing Statement (the “Review Period”) to notify Parent in writing (the “Dispute Notice”) that Company Interest Representative disputes the Closing Statement and the nature of such dispute. If no such notice is given within the Review Period, the Adjustment Amount shall conclusively be deemed final on the first Business Day after the end of the Review Period. If the Company Interest Representative sends a Dispute Notice, Parent and the Company Interest Representative shall use commercially reasonable efforts to reconcile such disputes and reach agreement on the Adjustment Amount. If they are unable to resolve any such difference within thirty (30) days after the end of the Review Period, Parent or Company Interest Representative may submit such remaining difference(s) to the Independent Accountant for prompt determination. Parent and the Company Interest Representative shall instruct the Independent Accountant to make a final determination of such difference(s) in accordance with the guidelines and procedures set forth in this Agreement and the applicable definitions set forth herein and shall request that such determination be delivered not more than thirty (30) days following submission of such differences. Parent and the Company Interest Representative shall execute any agreement required by the Independent Accountant to engage the Independent Accountant to provide the services hereunder, including an agreement to be jointly and severally liable for payment of the Independent Accountant’s fees and expenses. Parent and the Company Interest Representative will cooperate with the Independent Accountant during the term of its engagement. Parent and the Company Interest Representative shall instruct the Independent Accountant not to assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Company Interest Representative, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Company Interest Representative, on the other hand. Parent and the Company Interest Representative shall also instruct the Independent Accountant to make its determination based solely on information presented in writing (“Presentations”) by Parent and the Company Interest Representative (which Presentations shall also be provided to the other party) that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Parent and the Company Interest Representative shall promptly furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its accountants or other representatives, and shall provide a copy of such information to the other party. The Independent Accountant’s determination shall be final and binding on the parties effective on the date the Independent Accountant delivers its final resolution in writing to Parent and the Company Interest Representative. The Independent Accountant shall equally split its fees and expenses for such determination between the Parent and the Company Interest Representative.

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(d)                Final Working Capital Adjustment. Subject to the resolution of all disputes, if any, regarding the Adjustment Amount in accordance with Section 2.3(c) above, the Aggregate Merger Consideration shall be subject to a downwards adjustment to the extent the Adjustment Amount is a negative number (such amount, the “Negative Working Capital Adjustment”). Parent and the Company Interest Representative shall, within two (2) Business Days after the date on which the Negative Working Capital Adjustment is determined, direct the Escrow Agent to release to Parent from the Escrow Amount an amount equal to the Negative Working Capital Adjustment. Subject to the resolution of all disputes, if any, regarding the Adjustment Amount in accordance with Section 2.3(c) above, the Aggregate Merger Consideration shall be subject to an upward adjustment to the extent the Adjustment Amount is a positive number (such amount, the “Positive Working Capital Adjustment”). Parent shall, within two (2) Business Days after such determination, distribute the amount of the Positive Working Capital Adjustment on a pro rata basis for the benefit of the Company Interest Holders on a pro rata basis according to the relative amounts of the Aggregate Merger Consideration payable to each such party, as follows: (i) Parent shall transfer to the Company Stockholders all amounts payable to the Company Stockholders, (ii) Parent shall transfer to the Company all amounts payable to the Vested Company Option Holders to the Company’s payroll account for distribution by the Company, and (iii) Parent shall transfer all amounts payable to the Participating Instrument Holders in the manner directed by the Company Interest Representative. The adjustment made pursuant to this Section 2.3(d) shall be the “Final Working Capital Adjustment”.

Article 3.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Merger Sub at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a specific date, in which case such representation or warranty is made as of such specific date) as follows (except as set forth in the corresponding section of the Disclosure Schedule or in any other section of the Disclosure Schedule if the application of the disclosure to the first section is readily apparent on its face):

3.1               Due Organization; No Subsidiaries.

(a)                The Company is a corporation duly incorporated, validly existing and in good standing (or equivalent status) under the Legal Requirements of the State of Delaware and has all necessary power and authority: (i) to conduct the Business in the manner in which it is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Company is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.

(b)                The Company does not own any capital stock of, or any equity interest of any nature in, any Entity.

3.2               Authority; Binding Nature of Agreement.

(a)                The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement and, to the extent it is a party thereto, each other agreement, document, instrument or certificate contemplated by this Agreement, or to otherwise be executed by it, or any of them, in connection with the consummation of the Contemplated Transactions, and to consummate the Contemplated Transactions. The Company Board (at a meeting duly called and held or via unanimous written consent) has unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger in the manner required by applicable Legal Requirements. The Company Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of the Company and its stockholders, and recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement and the Merger be approved by the Company Stockholders. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) Legal Requirements of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

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(b)                Prior to the Closing Date, the Company has, in accordance with the DGCL and the Company’s Certificate of Incorporation and bylaws, obtained the Stockholder Consent executed by Company Stockholders holding one hundred percent (100%) of the Company Common Stock. The Stockholder Consent is the only approval of the holders of any Company Common Stock required under the DGCL, the Company’s Certificate of Incorporation, bylaws and any agreements among the Company and its stockholders to approve of the Merger and other Contemplated Transactions, and remains in full force and effect as of the Closing Date.

3.3               Capitalization.

(a)                As of immediately prior to the Closing, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 7,067,896 shares are issued and outstanding and no shares are held in treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.3(a), none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company. Except as set forth in Schedule 3.3(a), there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Stock. Except as set forth in Schedule 3.3(a), the Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(b)                As of immediately prior to the Closing, 1,401,797 shares of Company Common Stock are subject to issuance pursuant to Company Options, and no other Company Equity Awards are outstanding. Schedule 3.3(b) sets forth the following information with respect to each Company Equity Award outstanding as of the Closing: (i) the name of the holder of such Company Equity Award; (ii) the number of shares of Company Common Stock subject to such Company Equity Award; (iii) if such Company Equity Award is a Company Option, the exercise price per share; and (iv) if such Company Equity Award is a Company Option, whether such Company Option was granted as an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Consideration Spreadsheet sets forth the maximum portion of the Aggregate Merger Consideration to which each Company Optionholder is entitled. The exercise price per share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the Company Equity Plan in which such Company Option was granted.

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(c)                Schedule 3.3(c) sets forth with respect to each Convertible Instrument outstanding as of the Closing, the name of the holder of such Convertible Instrument and the principal amount or face value of the Convertible Instrument. The Consideration Spreadsheet sets forth the maximum portion of the Aggregate Merger Consideration to which each holder of Convertible Instruments is entitled.

(d)                As of immediately prior to the Closing, no shares of Company Common Stock are subject to issuance pursuant to Company Warrants.

(e)                The Company has taken the necessary steps to ensure that (a) all of the Company Options and the Company Equity Plan terminate as of the Effective Time and (b) after the Effective Time, neither the Company nor any of its Subsidiaries shall be bound by any Company Option or other right that would entitle any Person, other than the Parent or its affiliates, to beneficially own, or receive any payments other than as contemplated by the Consideration Spreadsheet in respect of, any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries. Other than set forth in Schedule 3.3(a), (b), (c) or (d), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company to which the Company is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)                 All outstanding shares of Company Common Stock, and all options and other securities of the Company, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

3.4               Financial Statements.(a) Attached to Schedule 3.4(a) are complete and correct copies of (i) unaudited financial statements, including balance sheets and income statements, of the Company for the calendar years ended December 31, 2020 and December 31, 2019 (the “Company Year-End Financial Statements”), and (ii) the unaudited consolidated financial statements, including balance sheets and income statements, of the Company for the nine-month period from January 1, 2021 through September 30, 2021 (the “Company Interim Financial Statements,” and together with the Company Year-End Financial Statements, the “Company Financial Statements”) (such balance sheet as of September 30, 2021 being referred to as the “Company Latest Balance Sheet”).

(b)                The Company Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except (1) as may be set forth in Schedule 3.4(b), (2) as indicated in such Company Financial Statements, and (3) that such financial statements do not contain footnotes, and are subject to normal and recurring year-end adjustments, none of which are material; and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

(c)                To the Knowledge of the Company, since December 31, 2014, until the Closing Date, the Company has not identified or been made aware of any illegal act or fraud, whether or not material, that involves the Company’s management or other employees, or received notice of any claim or allegation regarding any of the foregoing.

(d)                All Accounts Receivable reflected on the Most Recent Balance Sheet and in the records and books of account of the Company since the Most Recent Balance Sheet Date through the Closing Date, including, but not limited to, those Accounts Receivable reflected on the Actual Closing Balance Sheet, represent legal, valid, binding and Enforceable obligations to the Company and are not subject to any contests, claims, counterclaims or setoffs. As of September 30, 2021, (a) no account debtor or note debtor is delinquent for payments in excess of any accrued reserve set forth on the Actual Closing Balance Sheet or for more than ninety (90) days, (b) to the Company’s Knowledge, no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (c) to the Company’s Knowledge, no account debtor or note debtor is insolvent or bankrupt.

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3.5               No Indebtedness; Liabilities. Except as set forth on Schedule 3.5, the Company has no Indebtedness as of the date of this Agreement. The Company does not have any Liability in respect of a Guarantee of any Liability of any other Person. Except as set forth in Schedule 3.5, the Company does not have any liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice; or (c) Liabilities for executory obligations to be performed after the Closing under the Contracts disclosed in Schedule 3.11 or Contracts otherwise entered into in the Ordinary Course of Business.

3.6               Absence of Changes. Except as set forth on Schedule 3.6, since January 1, 2021, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, since January 1, 2021, the Business has been conducted in the Ordinary Course of Business and:

(a)                the Company has not (i) amended its Organizational Documents or (ii) issued, sold, granted, awarded or otherwise disposed of any Equity Security (except as contemplated by this Agreement);

(b)                the Company has not split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or made any changes with respect to its capital structure;

(c)                the Company has not sold, leased, licensed, transferred or otherwise disposed of any of its Assets or property outside of the Ordinary Course of Business (including any shares or other Equity Securities or other securities of any corporation, partnership, association or other business organization or division thereof);

(d)                the Company has not abandoned, dedicated to the public, or affirmatively failed to take any action necessary to preserve the validity of any material Owned Intellectual Property or Permit;

(e)                the Company has not changed the nature or scope of the Business in any material respect or commenced any new business not being ancillary or incidental to the Business or taken any action to alter its organizational or management structure;

(f)                 the Company has not permitted any of the Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

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(g)                there has been no loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(h)                the Company has neither increased the compensation payable or paid to, nor terminated, laid off or materially reduced the compensation of, (i) any Company Employee, any individual engaged in the capacity of an independent contractor, or (ii) any officer or manager of the Company, except as required by an existing written agreement or arrangement provided to Parent or increases in base salaries or wages made in the Ordinary Course of Business or required by Law;

(i)                 the Company has not adopted, entered into, terminated or amended any Employee Plan;

(j)                 the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves) or made any material change in its pricing policies, cash management, payment or credit practices, policies and/or procedures;

(k)                the Company has not filed any amended Tax Return;

(l)                 the Company has not terminated or closed any Facility, business or operation;

(m)              No customer or supplier required to be disclosed on Schedule 3.11 has indicated in writing to the Company, or to the Company’s Knowledge has indicated orally to the Company or orally or in writing to any of its officers, directors or employees, that it intends to or will stop buying materials, products or services or supplying materials, products or services, as applicable, or otherwise cancel, terminate or materially reduce or alter any existing arrangement for the same canceled, terminated, materially modified or substantially reduced its purchases, sales or commitments to do so, as applicable, or, to the Company’s Knowledge, threatened in writing to do any of the foregoing;

(n)                the Company has not failed to maintain any of its material Assets in accordance with the standards of the manufacturer or any Governmental Authorities;

(o)                the Company has not acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or acquired any capital asset or related capital assets (except as contemplated by this Agreement);

(p)                the Company has not (i) entered into, amended or terminated, (ii) taken or omitted to take any action that would constitute a violation of or default under or (iii) expressly waived any rights under, any Contractual Obligation with any customer or supplier required to be disclosed on Schedule 3.23;

(q)                the Company has not threatened, commenced or settled any Action;

(r)                 the Company has not entered into any Contractual Obligation that purports to limit, curtail or restrict the Business or the kinds of businesses which it may conduct, or the Persons with whom it can compete in any market or geographical area or during any period of time or otherwise limit or restrict the ability of the Company to engage in the Business or any line of business or business activity (including employment);

(s)                 the Company has not changed the amount of any insurance coverage except in connection with an annual renewal and has not terminated any insurance coverage;

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(t)                 the Company has not accelerated the payment of or granted any discount or allowance from, any Accounts Receivable;

(u)                the Company has not delayed the payment of any accounts payable of the Business;

(v)                the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.6; and

(w)              no event or circumstance has occurred which has had, will have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7               Title to Assets. The Company owns, and has good and valid title to, all tangible assets purported to be owned by it, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet); and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. Except as set forth in Schedule 3.7, such assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Business as now conducted. Except as set forth in Schedule 3.7, all of said tangible assets are owned by the Company free and clear of any Encumbrances, except for except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate Legal Proceeding and for which reserves have been established; and (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company (collectively, the “Permitted Encumbrances”). The Company is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by it, including: (A) all tangible assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company as being leased to the Company, and the Company enjoys undisturbed possession of such leased assets, subject to the Permitted Encumbrances.

3.8               Loans. No outstanding loans or advances have been made by the Company to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9               Equipment; Real Property; Leasehold.

(a)                All items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company (i) are adequate in all material respects and suitable for their present and intended uses, (ii) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (iii) have no material defects and (iv) have been maintained in all material respects in accordance with the standards of the manufacturer thereof and/or any other Governmental Authority.

(b)                The Company owns no real property.

(c)                Schedule 3.9(c) sets forth an accurate and complete list of each lease pursuant to which the Company leases real property from any other Person (together, the “Real Property Leases”). All real property leased to the Company pursuant to the Real Property Leases, including all buildings, structures, fixtures and other improvements thereto and all rights appurtenant thereto leased to the Company, is referred to as the “Company Leased Real Property.” The Company is not party to any subleases, occupancy agreements or other Company Contracts granting to any Person (other than the Company) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases identified in Schedule 3.9(c), there is no Person in possession of any Company Leased Real Property other than the Company. Since January 1, 2016, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn. The Real Property Leases represent legal, valid, binding and enforceable leasehold interests of the Company in and to the Real Property, as applicable, and any and all Facilities located thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 3.9(c) sets forth a description of all material leasehold improvements for the Real Property, and, except to the extent such improvements are the property of the landlord under such applicable lease, the Company has good and marketable title to such leasehold improvements, free and clear of all liens and encumbrances, except Permitted Encumbrances.

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(d)                The Real Property Leases do not impose restrictions on any portion of the Business that interfere with the Business in any material respect. The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions. The Company has made available in the Data Room true, correct and complete copies of all of the Real Property Leases, including all amendments and modifications thereto, and the Company has otherwise made available to Parent in the Data Room true, correct and complete copies of all guaranties, notices, memoranda of lease, estoppel certificates, and subordinations, nondisturbance and attornment agreements related to the Real Property Leases in the Company’s possession. Except as set forth on Schedule 3.9(d), (i) no consents or approvals are required to be obtained under the Real Property Leases in connection with the Contemplated Transactions, including from the landlord(s) thereunder, and (ii) the consummation of the Contemplated Transactions will not result in a breach of or default under any Real Property Leases, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing.

(e)                Neither the Company, nor, to the Company’s Knowledge, any landlord under the Real Property Leases is in breach or default under any of the Real Property Leases, to the Company’s Knowledge, and no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach or default under such Real Property Leases by the Company or, to the Company’s Knowledge, any landlord. No security deposit or portion thereof deposited with respect to such Real Property Leases has been applied in respect of a breach or default under such Real Property Leases which has not been redeposited in full.

(f)                 The Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety, and other land use Laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property, and, to the Company’s Knowledge, the use or occupancy of the Real Property or operation of the Business thereon does not violate any Laws.

3.10           Intellectual Property.

(a)                Schedule 3.10(a) is an accurate, true and complete listing of Company Registered IP that is owned by Company, and sets forth therefor: (A) the name of the applicant/registrant; (B) the jurisdiction and date of application/registration; (C) the application or registration number; and (D) any other co-owners. To the Knowledge of Company, each of the patents and patent applications included in the Company Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Legal Requirements. To the knowledge of the Company, all of the Company Registered IP is subsisting and in full force and effect and has not expired, been abandoned, been cancelled or otherwise terminated. As of the date of this Agreement, no interference, opposition, reissue, reexamination, inter partes review, post-grant review or other proceeding of any nature (other than typical prosecution proceedings) is pending or, to the Knowledge of Company, threatened, in which the scope, validity, enforceability or ownership of any Company Registered IP listed on Schedule 3.10 is being or has been challenged or opposed.

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(b)                The Company has taken commercially reasonable measures to protect the confidentiality of the material trade secrets or any other material confidential, proprietary information included in the Company IP Rights, and such trade secrets have not been disclosed by Company to any Person except pursuant to written non-disclosure agreements, and to the Knowledge of the Company, there has been no misappropriation or unlawful disclosure of such trade secrets.

(c)                Schedule 3.10(c) accurately identifies: (i) all Intellectual Property licensed to Company (other than: (A) any non-customized software that: (1) is licensed solely in executable or object code form pursuant to a non-exclusive license and other Intellectual Property associated with such software; or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Company’s products or services; (B) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials; (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business; and (D) agreements between Company and its employees and consultants) (“Company Licensed IP Rights”); (ii) the corresponding Company Contracts pursuant to which such Company Licensed IP Rights are licensed to Company; and (iii) whether the license or licenses granted to Company are exclusive or non-exclusive.

(d)                Schedule 3.10(d) accurately identifies each Company Contract pursuant to which any Person (other than Company) has been granted any license or option to obtain a license under, or otherwise has received or acquired any material right (whether or not currently exercisable) or interest in, any Company IP Rights (in each case, other than non-disclosure agreements, materials transfer agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Company is not bound by, and no Company IP Rights (and to the Knowledge of Company, no Company Licensed IP Rights) are subject to, any Contract containing any covenant or contractual obligation that in any way limits or restricts the ability of Company to use, exploit, assert or enforce any Company IP Rights or Company Licensed IP Rights (other than pursuant to the terms of written license agreements concerning such Company Licensed IP Rights) anywhere in the world, in each case as would materially limit the conduct of the Company Business.

(e)                Company solely owns all right, title, and interest to and in the Company Registered IP listed on (or required to be listed on) Schedule 3.10(a) free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing:

(i)  To the Knowledge of Company, all documents and instruments necessary to register or apply for or renew registration of all Company Registered IP and to perfect, prosecute and maintain all Company Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body, and all relevant fees have been paid in connection with such registrations, renewals and maintenance. To the Knowledge of the Company, there are no such fees due in connection with such registrations, renewals or maintenance that are due within ninety (90) days after the date of this Agreement, except as set forth on Schedule 3.10(e)(i).

(ii)  Each Person who is or was an employee or contractor of Company and who is or was involved in the creation or development of any material Company IP Rights has assigned to the Company, through a written agreement or as a matter of applicable law, all such Intellectual Property, and has agreed or is otherwise required to maintain the confidentiality of the trade secrets and confidential information of Company. No current or former stockholder, officer, director, employee or contractor of Company has, to the Knowledge of Company, any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights, and Company has not received any written notice alleging any such claim, right or interest. To the Knowledge of Company, no employee or contractor of Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Company; or (B) in breach of any Contract with any current or former employer or other Person concerning Company IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights.

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(iii)   To the Knowledge of Company, no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights.

(iv)   Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(v)  To the Knowledge of Company, the Company IP Rights together with the Company Licensed IP Rights constitute all Intellectual Property necessary for the conduct of the Company Business as presently conducted in all material respects.

(f)                 The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Company does not, to the Knowledge of Company, infringe or misappropriate any Intellectual Property right of any third party, and Company has not received any written notice alleging any such violation, infringement or misappropriation, including any notice asserting that Company must acquire a license to any Intellectual Property of a third party. To the Knowledge of Company, no third party is infringing upon or misappropriating, or violating any license or agreement with Company relating to, any Company IP Rights.

(g)                Each item of Company Registered IP is and at all times has been filed and maintained in substantial compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been or will be made by the applicable deadline.

(h)                The Company, and the operation of Company’s business, are in substantial compliance with all obligations under Company Contracts, all applicable data privacy and data security policies under which any personally identifiable information (“Personal Data”) was provided to Company, and all applicable Legal Requirements pertaining to data privacy and data security of any such Personal Data. To the Knowledge of Company, there have been: (i) no material losses or thefts of data or security breaches relating to Personal Data held or used by Company; (ii) no violations of any security policy of Company regarding any such Personal Data; (iii) no unauthorized access or unauthorized use of any such Personal Data; and (iv) no unintended or improper disclosure of any such Personal Data in the possession, custody or control of Company, or an employee, contractor or agent acting on behalf of Company.

3.11           Contracts.

(a)                Except for the contracts disclosed in Schedule 3.11(a) (the “Disclosed Contracts”), neither the Company nor any Asset is bound by, nor is the Company a party to:

(i)                 any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, (1) for which the Company was paid in excess of $100,000 for the 2020 fiscal year or for the nine months ended September 30, 2021, or (2) with respect to any such Contractual Obligation between the Company and a customer, if such Contractual Obligation (or group of related Contractual Obligations) is in respect of a customer that generated (or would generate upon satisfaction of such Contractual Obligation) aggregate revenues with respect to such customer to the Company, on a consolidated basis, equal to or in excess of $100,000 for the 2020 fiscal year or for the nine (9) month period ended September 30, 2021;

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(ii)               (1) any capital lease or (2) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of $50,000, under which any Equipment is held or used by the Company;

(iii)             any Contractual Obligation relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements), other than (1) Real Property Leases or leases relating to the Equipment, (2) Contractual Obligations that are otherwise included in Schedule 3.11(a) and (3) Contractual Obligations that include the license of Company Technology and are entered into by the Company in the Ordinary Course of Business;

(iv)              any Contractual Obligation for the purchase or sale of products or for the furnishing or receipt of services (1) which involves one of the Company’s ten (10) largest customers (as determined based on the Company’s revenue for the 2020 fiscal year), (2) which involves annualized expenditure of more than $50,000, or (3) in which the Company has granted exclusive manufacturing rights, “most favored nation” or “best price” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(v)                any Contractual Obligation relating to the acquisition or disposition of (i) any business or Person (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any material Asset, in each case, other than in the Ordinary Course of Business and other than the transaction contemplated hereby;

(vi)              any Contractual Obligation concerning the creation of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(vii)            any Contractual Obligation to purchase goods or services exclusively from a Person or Persons or purchase a minimum amount of goods or services (exceeding $50,000 per year) from a Person or Persons, or all or a portion of the supply of certain goods or services utilized by the Company (exceeding $50,000 per year) from a given Person or Persons;

(viii)          any Contractual Obligation involving any obligation on the part of the Company to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other Lawful commercial activity (including in any geographic region);

(ix)              any Contractual Obligation under which the Company is, or may incur any severance pay, retention or special compensation obligations which would become payable by reason of this Agreement or the Contemplated Transactions (whether payable at the Closing or thereafter);

(x)                any Contractual Obligation providing for the employment of any Company Employee, or any consultancy or independent contractor agreement with any individual on a full-time, part-time, consulting or other basis or otherwise (i) providing base compensation that is in excess of $125,000 per annum, or (ii) that is not terminable without penalty on less than ninety (90) days’ notice (other than, in the case of (i) and (ii), an offer letter setting forth the terms of an at will employment arrangement with no severance obligations or an Employee Plan disclosed on Schedule 3.17(a));

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(xi)              any Contractual Obligation under which the Company has advanced or loaned an amount in excess of $25,000 to any of its Affiliates, Company Employee or any individual engaged as an independent contractor or consultant (other than travel allowances or similar items in the Ordinary Course of Business) that remains unpaid as of the Closing Date;

(xii)            any Contractual Obligation with any current or former officer, director or stockholder of the Company or any Affiliate thereof that is not related to such Person’s employment or termination of employment;

(xiii)          any settlement, conciliation or similar Contractual Obligations imposing any Contractual Obligation on the Company after the Closing Date;

(xiv)          any Contractual Obligation that would reasonably be expected to have the effect of prohibiting or impairing, in any material impact, the conduct of the Business as currently conducted;

(xv)            any Contractual Obligation that purports to limit, curtail or restrict the kind of business which the Company may conduct, or the Persons with whom the Company can compete in any market or geographical area or during any period of time, or otherwise materially limit or materially restrict the ability of the Company or the Business to engage in any line of business or business activity (including employment); or

(xvi)          any Contractual Obligation not otherwise disclosed on Schedule 3.11(a) and (A) pursuant to which the Company has an aggregate future Liability to any Person in excess of $100,000, (B) entered into other than in the Ordinary Course of Business or other than on arms-length terms, (C) that is material to the conduct or operation of the Business, or (D) containing any “change of control” or similar provision that may be triggered by the Contemplated Transactions.

(b)                Neither the Company nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all material warranty obligations or otherwise), nor to the Company’s Knowledge, has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or default under, any Disclosed Contract (including all material warranty obligations or otherwise). The Company has not received written notice from any other party to any Disclosed Contract that such party intends to terminate, breach or default under such Disclosed Contract. No party to any Disclosed Contract has given the Company notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

(c)                True and complete copies of each standard-form contract used by the Company in the Ordinary Course of Business have been made available to Parent in the Data Room.

3.12           Compliance with Legal Requirements. The Company is, and has at all times been, in compliance with all applicable Legal Requirements in all material respects, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. The Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in respect of, or failure to comply with, any Legal Requirement. There is no judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of the Company Business, (ii) would reasonably be expected to have a material and adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

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3.13           Permits and Governmental Authorizations.

(a)                The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”). The Company holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Company Permits”), and Schedule 3.13(b) identifies each Company Permit. No such Company Permit has been: (i) revoked, withdrawn, suspended, canceled or terminated; or (ii) modified in any materially adverse manner. The Company has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Company Permit. The Company has made available to Parent all material information in its possession or control concerning the development, testing, manufacturing, importation and exportation of the Company Product Candidates, including complete copies of the following (to the extent there are any): non-clinical study reports and material study data; inspection reports, notices of adverse findings, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency. The rights and benefits of each material Company Permit will be available to the Company immediately after the Effective Time on terms substantially identical to those enjoyed by the Company immediately prior to the Effective Time.

(b)                There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, Food and Drug Administration (“FDA”) regulations adopted thereunder, or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(c)                All pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company were, and if still pending are being, conducted in all material respects in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements. No preclinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. The Company has not received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any studies conducted by or on behalf of, or sponsored by the Company or, in which the Company or its current products or product candidates, including the Company Product Candidates, have participated.

(d)                The Company has complied in all material respects with all Legal Requirements relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. All capitalized terms in this Section 2.12(d) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

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3.14           Tax Matters.

(a)                All income and other material Tax Returns required to be filed by, or with respect to, the Company have been prepared and timely filed (taking into account any available extensions). All of those Tax Returns are true, correct and complete in all material respects. All income and other material Taxes imposed on the Company, whether or not shown on a Tax Return, have been paid within the time and in the manner prescribed by applicable Law.

(b)                The Company has made available to Parent in the Data Room true, accurate and complete copies of all Income Tax Returns filed by or with respect to the Company for the past three (3) years.

(c)                Except as set forth on Schedule 3.14(c), no written agreement or document extending the period of assessment or collection of any Tax payable by the Company is currently in effect, and there are no currently outstanding requests or demands to extend or waive any period of limitations. No audit or other proceeding by any Taxing Authority is pending or has been threatened in writing with respect to any Taxes or Tax Returns of the Company.

(d)                The accruals and reserves for unpaid Taxes of the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) specifically set forth and included in the Financials and on the Actual Closing Balance Sheet are adequate to fully cover all Taxes accrued or accruable through the date hereof, and the reserves for Taxes, as adjusted for operations and transactions and the passage of time through the Closing Date, will be adequate to cover the unpaid Taxes of the Company accruing through the Closing Date. The Company does not have any Liability for Taxes incurred after the date of the Interim Financials other than Taxes incurred by it in the Ordinary Course of Business.

(e)                The Company (i) has not been a member of an Affiliated Group for Tax purposes other than an Affiliated Group the common parent of which is the Company, (ii) has not acquired stock in a corporation in a transaction subject to Treasury Regulations Section 1.1502-36, and (iii) has no liability for Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any comparable provision of Tax Law) other than as a result of being a member of an Affiliated Group the common parent of which is the Company, (B) as a transferee or successor, (C) by Contractual Obligation including any Tax Sharing Agreement (other than any Contractual Obligation made pursuant to a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations) or (D) by operation of Law.

(f)                 Except as set forth on Schedule 3.14(f), no claim in writing has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

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(g)                Except as set forth on Schedule 3.14(g), the Company has substantially complied with all applicable Laws relating to the collection and withholding of Taxes (including all applicable information reporting and record keeping requirements), and the Company has duly and timely paid over to the appropriate Taxing Authority all such Taxes.

(h)                The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free or partly tax-free treatment under Section 355 of the Code.

(i)                 No written closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) (or any similar or corresponding provision of any state, local or non-U.S. Law) has been entered into by or with respect to the Company.

(j)                 The Company is not a partnership, a partner in a partnership or a party to any joint venture, contract or other arrangement that could be treated as a partnership for U.S. federal income tax purposes.

(k)                The Company has not consummated or participated in, or is currently participating in any transaction that was or is a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b)).

3.15           Employees.

(a)                The Company has made available to Parent in the Data Room a true, correct and complete schedule of all Company Employees, including any Company Employee who is on a leave of absence of any type, paid or unpaid, authorized or unauthorized, that sets forth for each such individual the following: (i) name; (ii) job title or position; (iii) full-time, part-time or other related employment category; (iv) hire date; (v) current annual or hourly base compensation; (vi) any applicable commission, bonus or other incentive compensation plan or opportunity; (vii) work location(s), both permanent and temporary; and (viii) a description of fringe benefits currently provided as of the date hereof. Except as set forth on Schedule 3.15(a)(i), the Company is not a party to any Contractual Obligation with any Company Employee other than employment at-will relationships.

(b)                All compensation, including wages, commissions, bonuses, fees and other compensation, payable to Company Employees or to any individuals engaged as independent contractors or consultants for work or services performed has been paid in full or listed as accrued on the Closing Balance Sheet and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses, fees, or other compensation, other than as shall be listed as accrued on the Closing Balance Sheet.

(c)                Except as disclosed on Schedule 3.15(c)(i), there are no labor actions or disputes (including any work slowdowns, lockouts, stoppages, picketing or strikes) pending, or to the Company’s Knowledge, threatened related to any Company Employee. Except as disclosed on Schedule 3.15(c)(ii), (i) no Company Employee is represented by a labor union, association or representative body with respect to their employment with the Company, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or Contractual Obligation with a works council, labor union, employee association or representative body, (iii) during the past five (5) years there have been no strikes, slowdowns, work stoppages, labor disputes, lockouts, or to the Company’s Knowledge, threats thereof, by or with respect to any Company Employee, (iv) to the Company’s Knowledge, no petition has been filed or proceedings instituted by any Company Employee or group of Company Employees with any labor relations board seeking recognition of a bargaining representative and (v) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, association or representative body to organize any Company Employees and no demand for recognition of with respect to any Company Employees has been made by, or on behalf of, any labor union, association or representative body.

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(d)                Except as disclosed on Schedule 3.15(d), the Company is and has during the past five (5) years been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Company Employees and independent contractors engaged by the Company. All individuals characterized and treated by the Company as independent contractors are, to the Company’s Knowledge, properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly so classified in all material respects. The Company is in compliance with and has complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no legal actions, judgments, decrees, or orders against the Company pending, or to the Company’s Knowledge, threatened to be initiated, brought or filed, by or with any court or Governmental Body in connection with the application for employment or employment of any current or former applicant, employee, or independent contractor of the Company, including, without limitation, any charge or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave or other paid leave available under applicable Laws, unemployment insurance or any other employment-related matter arising under applicable Laws, nor to the Company’s Knowledge is any investigation by a Governmental Body pending or threated to be initiated with respect to any such employment-related matters.

(e)                To the Company’s Knowledge, no employee, officer or director of the Company is obligated under any applicable Law or under any Contractual Obligation of any nature, or is subject to any judgment, decree or Governmental Order, that would materially interfere with the use of such employee’s, officer’s or director’s best efforts to promote the interests of the Company or that would materially conflict with the Business. To the Company’s Knowledge, the conduct of the Business has not and will not, and the consummation of the Contemplated Transactions will not, conflict with or result in a material breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any employee, officer, contractor or consultant of the Company is obligated.

(f)                 Except as set forth on Schedule 3.15(f), in the last five (5) years, the Company has not implemented or announced a “plant closing,” “mass layoff,” or other similar action as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., (“WARN”) and any similar applicable state law or local law.

(g)                The Company has complied in all material respects with all Laws regarding the 2019 novel coronavirus (COVID-19), including all applicable federal, state and local Governmental Orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar Governmental Orders in effect as of the date hereof. As of the date hereof, all service providers of the Company that are required to work remotely are reasonably able to provide their services to the Company remotely.

3.16           Employee Benefit Plans.

(a)                Schedule 3.16(a) contains a true, correct and complete list of each Employee Plan in effect as of the date hereof.

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(b)                With respect to each Employee Plan, the Company has made available to Parent in the Data Room a current, true and complete copy (or, to the extent no such copy exists, an accurate description) thereof of the following (to the extent applicable): (i) the most recent plan documents, trust agreements, contracts and/or agreements with third party administrators relating to any Employee Plan and any amendments thereto; (ii) the most recent determination letter for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the most recent summary plan description and any material modifications made thereto; and (iv) for the three (3) most recent years (1) the Form 5500 and attached schedules, (2) financial statements, (3) actuarial valuation reports and (4) any nondiscrimination testing results, to the extent applicable.

(c)                Except as disclosed on Schedule 3.17(c): (i) each Employee Plan has been established and administered in accordance with each such Employee Plan’s terms, the applicable provisions of ERISA, the Code and other applicable Laws, in each case, in all material respects; (ii) each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination opinion or advisory letter from the IRS as to its qualification thereunder, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualified status; (iii) no event has occurred and, to the Company’s Knowledge, no condition exists that would reasonably be expected to subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any material Liability imposed by ERISA, the Code or other applicable Law with respect to any Employee Plan; (iv) no Employee Plan provides post-employment, post-service or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; and (v) the Company has not engaged in any, and to the Company’s Knowledge, no “party in interest” (as such term is defined in Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) during the past six (6) years with respect to any Employee Plan.

(d)                No Employee Plan is, or has been: (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or (ii) a multiple employer plan as described in Section 413(c) of the Code.

(e)                Neither the Company nor any of its ERISA Affiliates has at any time during the past six (6) years, maintained, established, contributed to, been obligated to contribute to, or has any Liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any multiemployer plans within the meaning of Section 3(37) of ERISA.

(f)                 With respect to each Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened; (ii)  to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies are pending, in progress or, to the Company’s Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(g)                Except as set forth on Schedule 3.17(g), none of the execution, delivery or performance of this Agreement, approval of this Agreement by the Company’s board of directors, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), will (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Employee Plan (iii) increase the amount payable or result in any other material obligation to any Company Employee under any Employee Plan or (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans.

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(h)                None of the execution, delivery or performance of this Agreement, approval of this Agreement by the Company’s board of directors, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), will result in payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.17           Environmental Matters.

(x)                The Company has complied, and is in compliance, in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 3.18(a), the Company has not received any written order, notice, report or other communication of any actual or potential violation or failure by the Company to comply with any Environmental Laws.

(y)                The Company has not received any written notice that there are any pending or threatened Actions or Encumbrances resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Real Property, any of the Facilities or any other properties and Assets (whether real, personal or mixed) owned or operated by the Company.

(z)                The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to, any Contaminants, or owned or operated any property or facility that is or has been contaminated by any Contaminants, including, without limitation, the Real Property and the Facilities, in each case so as to give rise to any current or future Liability of the Company pursuant to any Environmental Laws.

3.18           Insurance. Schedule 3.19(i) sets forth a true, correct and complete list of insurance policies, including policies by which the Company or any of its Assets, employees, officers or directors or the Business have been insured since January 1, 2016 (the “Liability Policies”). The list includes for each Liability Policy the type of policy, name of insurer and expiration date. The Company has made available to Parent in the Data Room true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 3.19(ii) describes any self-insurance arrangements affecting the Company. The Company has since January 1, 2016, maintained in full force and effect with reputable insurers insurance with respect to the Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases, other Contractual Obligations or applicable Law. Except as disclosed on Schedule 3.19(iii), no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or any other indication and the Company has no any reason to believe that any insurer plans to cancel any Liability Policy or materially raise the premiums or materially alter the coverage under any Liability Policy. Schedule 3.19(iv) sets forth all claims made under the Liability Policies since January 1, 2016.

3.19           Legal Proceedings; Orders.

(a)                Except as set forth on Schedule 3.19, there is no, and has not been any within the past three years, pending Legal Proceeding, and to the Knowledge of the Company no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, its business or assets owned, leased or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Company’s Knowledge, there is no Legal Proceeding that the Company presently intends to initiate.

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(b)                To the Knowledge of the Company, there is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

3.20           Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, and except as disclosed on Schedule 3.20, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with or result in a violation of: (i) any of the provisions of the Certificate of Incorporation, bylaws or other charter or organizational documents of the Company; or (ii) any resolution adopted by the Company Stockholders, the Company Board or any committee of the Company Board;

(b)                contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c)                contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d)                contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) receive a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e)                result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by the Company (except for the Permitted Encumbrances); or

(f)                 result in the disclosure or delivery to any escrow holder or other Person of any Company IP Rights (including Source Code owned by the Company), or the transfer of any asset of the Company to any Person.

Except as may be required by the DGCL, no filing with, notice to, or receipt of any Consent from, any Governmental Authority by the Company was, is or will be required in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21           Affiliate Transactions. Except as disclosed on Schedule 3.21, neither the Company, any Affiliate of the Company nor any employee, director or officer of the Company, or to the Company’s Knowledge, any Affiliate thereof, owns or has any ownership interest in any Asset used in, or necessary to, the Business. Except as disclosed on Schedule 3.21, no officer, director or employee of the Company, or to the Company’s Knowledge, any Affiliate thereof, is, directly or indirectly, a creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company.

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3.22           Customer Warranties. No service or product provided, manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than manufacturers’ warranties. There are and have been no pending, nor to the Company’s Knowledge, threatened, claims under or pursuant to any such warranties, whether expressed or implied, on any Customer Offerings by the Company prior to the Closing Date, and no claims are required to be reserved against in the Company’s books and records.

3.23           Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.24           Exclusive Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS MODIFIED, IN EACH CASE, BY THE DISCLOSURE SCHEDULES), THE COMPANY MAKES NO, AND HAS NOT AUTHORIZED ANY COMPANY STOCKHOLDER OR ANY OTHER PARTY TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS MODIFIED, IN EACH CASE, BY THE DISCLOSURE SCHEDULES), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY PROJECTION OR FORECAST MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY PROJECTION OR FORECAST THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF THEIR AFFILIATES, INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM). THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANY.

Article 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1               Due Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing (or equivalent status) under the Legal Requirements of Delaware.

4.2               Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and perform their respective obligations under this Agreement and each Ancillary Document to which Parent and/or Merger Sub are party. The Parent Board (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement and each Ancillary Document to which Parent and/or Merger Sub are party by Parent and/or Merger Sub and approved the Merger in the manner required by Legal Requirements. Assuming the due authorization, execution and delivery of this Agreement by the Company and Company Interest Representative, this Agreement and the Ancillary Documents constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) Legal Requirements of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

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4.3               Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

4.4               No Financial Advisor. Other than Stacie Calad-Thomson (whose fee will solely be the obligation of Parent), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

4.5               Financing. Parent has, or shall have at the Closing, sufficient funds to permit the Parent, Company and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and Contemplated Transactions.

4.6               No Additional Representations. Parent and Merger Sub acknowledge that neither the Company nor any other Person has made, and Parent and Merger Sub are not relying on, any representations or warranties regarding the subject matter of this Agreement or the Contemplated Transactions, express or implied, except as set forth in Section 2 of this Agreement and in any certificates delivered pursuant to this Agreement.

Article 5.
COVENANTS OF THE PARTIES

5.1               Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement and the consummation of the Contemplated Transactions; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement about the signing of this Agreement and the consummation of the Contemplated Transactions (other than Parent’s Current Report on Form 8-K disclosing the consummation of the Contemplated Transactions), and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, (i) Parent may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), and (ii) Parent need not consult with the Company or Company Interest Representative in connection with any press release, public statement or filing to be issued or made pursuant to securities Legal Requirements or listing regulations.

5.2               Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, to perform their respective obligations upon the terms and subject to the conditions set forth in this Agreement.

5.3               Employment Matters.

(a)                The Parties intend that there shall be continuity of employment with respect to all Company Employees and that the Company Employees shall be employed by the Surviving Company on an at-will basis. For a period of twelve (12) months following the Effective Time, Parent shall provide to each Company Employee who continues employment with Parent, the Surviving Corporation or any entity in their Affiliated Group (each a “Continuing Employee”) an annual base salary or wages, cash incentive opportunities, and benefits that are each no less favorable to such Continuing Employee than the annual base salary or wage, cash incentive opportunities, and benefits in place with respect to such Continuing Employees as of immediately prior to the Effective Time.

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(b)                Each Continuing Employee shall receive full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or any entity in its Affiliated Group in which such Continuing Employee is eligible to become a participant (“Parent Plans”) to the extent reasonably permitted by the provisions of any such Parent Plan; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. With respect to each Parent Plan that provides health or welfare benefits, Parent shall use its commercially reasonable efforts to ensure that its third party insurance carriers (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar benefit plan for the plan year that includes the Effective Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Plan for the plan year in which the Effective Date occurs.

(c)                Prior to Closing, the Company shall have used commercially reasonable efforts to fully satisfy and pay in full all accrued and unpaid Employment Obligations regardless of whether such plan, procedure, policy or practice is disclosed in this Agreement or the Disclosure Schedules.

(d)                No provision of this Section 5.3 shall create any third party beneficiary rights in any Company Employee, including any beneficiary or dependent thereof. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Company to terminate the employment of any Continuing Employee at any time and for any reason, or (ii) amend any Employee Plan, subject to paragraph (b) above, any Parent Plan, or any other employee benefit plans or arrangements.

5.4               Director and Officer Indemnification.

(a)                For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify and hold harmless, exculpate from liability, and advance expenses to all present and former officers and directors of the Company (the “Company Indemnified Parties”), only to the extent and on the same terms as such persons are entitled to indemnification, exculpation or expense advancement by the Company pursuant to such person’s indemnification agreement with the Company, the Company’s Certificate of Incorporation and the Company’s Bylaws as of the date of this Agreement, or pursuant to the Tail Policy (as defined below) for acts or omissions or matters which occurred or arose at or prior to the Effective Time (any such act, omission or matter, a “Covered D&O Matter”) (regardless of whether any proceeding relating to any Company Indemnified Party’s rights to indemnification, exculpation or expense advancement with respect to any Covered D&O Matter is commenced before or after the Closing Date); provided, that any Company Indemnified Party to whom expenses are advanced must provide an undertaking to Parent and the Surviving Corporation to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Any claims for indemnification made under this Section 5.4(a) on or prior to the sixth anniversary of the Closing Date shall survive such anniversary until the final resolution thereof.

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(b)                Prior to the Closing Date, Parent will purchase, with the expense to be shared equally between the Company and Parent, six-year “tail” coverage with respect to the Company’s current directors and officers liability policy that will name the Surviving Corporation as beneficiary (the “Tail Policy”). The Tail Policy will provide coverage in amounts at least comparable to the insurance coverage maintained by the Company immediately before the Effective Time. After the Closing Date, the Parent and the Surviving Corporation shall not take any action to cause such Tail Policy to be canceled or terminated, except as a result of non-payment of any premiums due.

(c)                Notwithstanding any provision in this Section 5.4, neither Parent nor the Surviving Corporation shall be obligated to provide any indemnification, or advance any expenses, to, or hold harmless, any Company Indemnified Party as provided under Section 5.4(a): (i) for which payment has actually been made to or on behalf of such Company Indemnified Party under any insurance policy, including any insurance policy referred to in this Section 5.4, or other indemnity provision, except with respect to any excess beyond the aggregate amount paid under any such insurance policy or other indemnity provision; or (ii) in connection with any Covered D&O Matter (or any part of any Covered D&O Matter) initiated by such Company Indemnified Party, including any Covered D&O Matter (or any part of any Covered D&O Matter) initiated by such Company Indemnified Party against Parent or the Surviving Corporation or their respective directors, officers, employees or other indemnitees, except for claims from such Company Indemnified Party with respect to his or her rights under applicable indemnity agreements, the insurance policy or the Company’s organizational documents, unless the board of directors of Parent authorized such Covered D&O Matter (or any part of any Covered D&O Matter) prior to its initiation.

(d)                The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties (or their heirs, personal representatives, successors or assigns). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation or its successors under this Section 5.4. The obligations of Parent, the Surviving Corporation and its successors under this Section 5.4 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns, as applicable). Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, to perform their respective obligations upon the terms and subject to the conditions set forth in this Agreement.

Article 6. [INTENTIONALLY OMITTED]

Article 7.
INDEMNIFICATION

7.1               Fundamental Representations. The term “Fundamental Representations” as used in this Agreement means (A) the representations and warranties of the Company set forth in Sections 3.1(a) (Due Organization), 3.2 (Authority; Binding Nature of Agreement) with respect to authorization of this Agreement and the Contemplated Transactions, 3.3 (Capitalization), 3.14 (Tax Matters), 3.21(a)(i) (Non-Contravention; Consents) with respect to the organizational documents of the Company, and 3.24 (Financial Advisors) of this Agreement, (B) the representations of any Company Stockholder, in any joinder, certificate, agreement or document delivered in connection with the Contemplated Transactions relating to (i) organization and standing, (ii) authorization, (iii) non-contravention (with respect to organizational documents only), (iv) title to and ownership of such Person’s interests in the Company, and (vi) brokers, (C) the representations of any Participating Interest Holder, in the Convertible Instrument Termination Agreement, relating to (i) organization and standing, (ii) authorization, (iii) non-contravention (with respect to organizational documents only), (iv) title to and ownership of such Person’s interests in the Company, and (vi) brokers, and (D) the representations and warranties of Parent and Merger Sub set forth in Sections 4.1 (Due Organization), 4.2 (Authority; Binding Nature of Agreement), 4.3 (Merger Sub), and 4.4 (No Financial Advisor) of this Agreement.

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7.2               Survival. (A) The representations and warranties set forth in this Agreement or in any certificate delivered at the Closing shall survive the Closing until the one-year anniversary of the Closing Date, except that (i) the representations and warranties set forth in Section 3.14 (Tax Matters) (the “Tax Representations”) shall survive until the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 3.10 (Intellectual Property) (the “IP Representations”) shall survive until the three year anniversary of the Closing Date, and (iii) the Fundamental Representations other than the Tax Representations shall survive until the five-year anniversary of the Closing Date (each such period, as applicable, a “Survival Period”); provided, that all of the foregoing representations and warranties shall further survive during the duration of any Legal Proceedings (including, without limitation, any appeals) with respect to any claim for indemnification for which any indemnified party has provided written notice of a Direct Claim or Third-Party Claim, as applicable, to any indemnifying party prior to the expiration of the applicable Survival Period.

7.3               Indemnification by the Indemnifying Parties. Subject to the terms and limitations in this Article 7, the Company Stockholders, Vested Company Option Holders and Participating Instrument Holders (each such Person an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall, severally and not jointly, on a pro rata basis based on each Indemnifying Party’s Pro Rata Share, from and after the Closing until the expiration of the applicable Survival Period, indemnify, defend (subject to the provisions of this Agreement) and hold harmless Parent, Merger Sub, Surviving Corporation and their respective affiliates and their respective stockholders, directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Parent Indemnified Party,” and collectively, the “Parent Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all losses, damages, judgments, liabilities, assessments, interest, penalties, and expenses (including, without limitation, settlement costs with respect to claims that are indemnifiable under this Agreement (subject to the provisions of this Agreement) and any reasonable outside legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense, but excluding punitive damages (except for those punitive damages awarded to any third party)) incurred or suffered (“Losses”) by any Parent Indemnified Party, whether as a Direct Claim or Third-Party Claim (each as defined below), arising out of or as a result of each and all of the following:

(a)                any misrepresentation or breach of any representation or warranty made by the Company in this Agreement;

(b)                the breach of any covenant made by the Company in this Agreement;

(c)                any misrepresentation or breach of any representation or warranty made by such Company Stockholder in the Joinder;

(d)                any misrepresentation or breach of any representation or warranty made by such Vested Company Option Holder in the Option Termination Agreement

(e)                any misrepresentation or breach of any representation or warranty made by such Participating Interest Holder in the Convertible Instrument Termination Agreement;

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(f)                 any misrepresentation or breach of any representation or warranty made by the Company Interest Representative to Parent pursuant to this Agreement; and

(g)                any Closing Indebtedness that is not paid at Closing.

7.4               Indemnification By Parent. Subject to the terms and limitations in this Article 7, Parent shall indemnify, defend and hold harmless the Indemnifying Parties and their respective owners, partners, stockholders, managers, directors, officers, employees, agents, including specifically the Company Interest Representative, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Company Stockholder Indemnified Party”; and collectively the “Company Stockholders’ Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all Losses incurred or suffered by the Company Stockholders’ Indemnified Parties, whether as a Direct Claim or Third-Party Claim (each as defined below), arising out of or as a result of each and all of the following:

(a)                any misrepresentation or breach of any representation or warranty made by the Parent or Merger Sub in this Agreement; and

(b)                the breach of any covenant made by Parent or Merger Sub in this Agreement or the Escrow Agreement.

7.5               Limitations on Indemnification.

(a)                General Basket. No claim for indemnification under Section 7.3(a) by the Parent Indemnified Parties, or under Section 7.4(a) by the Company Stockholders’ Indemnified Parties, shall be made unless and until the aggregate amount of Losses by all such indemnified parties thereunder, respectively, equals or exceeds two hundred thousand dollars ($200,000) (the “Threshold Amount”), and upon such time, any and all such Losses in excess of the first one hundred thousand dollars ($100,000) of the Threshold Amount shall become payable pursuant to the terms herein. Notwithstanding the foregoing, the Threshold Amount shall not apply to or be impacted by any indemnification claims arising out of or related to (i) Fundamental Representations, (ii) Fraud or (iii) any breach of Section 3.4(d) with respect to invoices issued by the Company from September 30, 2021 to the Closing Date.

(b)                Application and Release of Escrow Deposit. Pursuant to the terms of the Escrow Agreement, the Escrow Deposit shall be (i) used to pay any Negative Working Capital Adjustment under Section 2.3(d) or satisfy any indemnification obligations under Section 7.3, and (ii) released on the one year anniversary of the Closing Date (the “Escrow Release Date”), less the amount of any Losses claimed in good faith by Parent Indemnified Parties prior to the Escrow Release Date pursuant to Sections 7.7 or 7.8 that remain unresolved as of such date under the terms of the Escrow Agreement, and less any Negative Working Capital Adjustment.

(c)                Caps. The Indemnifying Parties’ indemnification obligations hereunder shall not exceed the amount of the Escrow Deposit; provided that, (i) with respect to any Losses under the IP Representations, indemnify Parent Indemnified Parties for all Losses up to $4,000,000 in the aggregate, and (ii) with respect to any Losses under the Fundamental Representations, indemnify Parent Indemnified Parties up to (inclusive with all other claims) the Aggregate Merger Consideration received by each such Indemnifying Party.

(d)                Other Limits.

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(i)                 Notwithstanding any other provision of this Agreement, in no event will any Indemnifying Party be liable for any other Indemnifying Party’s breach of such other Indemnifying Party’s representations, warranties, covenants or agreements contained in any ancillary agreement hereto to which such other Indemnifying Party is a party; provided that the foregoing shall not limit the Parent’s Indemnified Parties’ rights to seek recovery from the Escrow Deposit pursuant to the terms of this Agreement and the Escrow Agreement.

(ii)               For the avoidance of doubt, if any particular amount of Losses is recovered by a Parent Indemnified Party through the actual payment to such Parent Indemnified Party, the same amount of such Losses may not be recovered again by the Parent Indemnified Parties by reason of such Losses being subject to indemnification under more than one provision of this Agreement.

(iii)             Notwithstanding any other provision of this Agreement, the maximum aggregate monetary liability of each Indemnifying Party shall not exceed the Aggregate Merger Consideration received by such Indemnifying Party in respect of such Indemnifying Party’s Company Stock, Vested Company Options and Company Convertible Instruments, except that liability shall not be limited with respect to any Indemnifying Party that actually committed Fraud.

(iv)              In determining the amount of any Losses for which a Parent Indemnified Party is entitled to assert a claim for indemnification, compensation or reimbursement hereunder, the amount of any such Losses shall be reduced by the amount of any insurance proceeds or other third-party indemnification or contribution payments actually received by such Parent Indemnified Party as a result thereof (after giving effect to any applicable deductible or retention and net of any costs of recovery, including anticipated premium increases); provided, that if a Parent Indemnified Party receives insurance proceeds or indemnity or contribution amounts after having received payment from (or on behalf of) any Indemnifying Parties with respect to any Losses, such Indemnified Party shall refund such Indemnifying Party the net amount of the insurance proceeds received.

(v)                Parent shall cause the Surviving Company to maintain, for the duration of the Survival Period, liability insurance coverage in at least the amount maintained by the Company as of the Closing Date.

(vi)              Notwithstanding any other provision of this Agreement to the contrary, no Parent Indemnified Party, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (A) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date, (B) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (C) result from any transactions or actions taken by, or omissions by, the Parent Indemnified Party or any of its Affiliates (including without limitation the Company) on or after the Closing Date that are not specifically contemplated by this Agreement, or (D) were already taken into account in the calculation of Working Capital or Indebtedness in each case as finally determined.

(vii)            No Company Stockholders, Vested Company Option Holders and Participating Instrument Holders shall have any liability pursuant to Section 7.3 with respect to a Loss arising from any breach of a warranty or representation by, or a covenant or obligation of, another Company Stockholder, Vested Company Option Holder or Participating Instrument Holders, subject to the other limitations contained herein.

7.6               Payment of Claim. Subject to the limitations set forth herein, each indemnification payment hereunder shall be effected by wire transfer of immediately available funds from (or on behalf of) the applicable indemnifying party to an account designated by each applicable indemnified party within 10 business days after the determination thereof; provided, that any amounts payable to a Parent Indemnified Party shall be satisfied (i) first, from the Escrow Deposit pursuant to the terms and conditions of the Escrow Agreement to the extent of funds available (without regard to any individual Indemnifying Party’s interest in such funds), and (ii) once the Escrow Deposit is exhausted, solely with respect to any Losses that are indemnifiable in excess of the Escrow Deposit, from the Indemnifying Parties within three business days after demand is made by such Parent Indemnified Party after the determination thereof to any of the Indemnifying Parties, severally and not jointly, on a pro rata basis based on each Indemnifying Party’s Pro Rata Share.

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7.7               Direct Claim. Any direct claim for indemnification not involving a third party as contemplated in Section 7.8 below (a “Direct Claim”) shall be made in writing (a “Direct Claim Notice”) to the indemnifying party by the indemnified party prior to the expiration of the applicable survival period. Such Direct Claim Notice shall specify the nature and, to the extent practicable, known and quantifiable, an estimate of the amount of such Direct Claim and a reference to the provision(s) of this Agreement pursuant to which indemnification is owned in respect of such Direct Claim. Within 30 days of receipt of the written notice of the Direct Claim, the indemnifying party shall either pay the indemnified party the amount of the Direct Claim or provide written objection to the payment of the Direct Claim. If the indemnifying party objects to such Direct Claim within the 30-day time period set forth herein, such dispute shall be resolved in accordance with Section 9.7. If the indemnifying party fails to respond to such Direct Claim prior to the expiration of such 30-day time period, the indemnifying party shall be deemed to have acknowledged and agreed to pay such Direct Claim promptly, and waives any objections or defenses thereto.

7.8               Third-Party Claims.

(a)                In order for any Parent Indemnified Party or Company Stockholder Indemnified Party to be entitled to any indemnification provided for under this Article 7 in respect of, arising out of or involving a claim made by any Person other than the Indemnifying Parties, Company Interest Representative, Parent, Merger Sub or the Surviving Corporation, or their respective officers, directors, stockholders, owners, successors, assigns or affiliates (a “Third-Party Claim”) against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim and in all cases prior to the expiration of the applicable survival period; provided, however, that failure of any indemnified party to give notice as provided in this Section 7.8 shall not relieve an indemnifying party of its indemnification obligations hereunder except to the extent that the indemnifying party proves actual loss or material prejudice by such failure to give such notice and except if such failure to give notice is made after the expiration of the applicable survival period.

(b)                The indemnifying party shall be entitled to participate in the defense of a Third-Party Claim and, if it so chooses within 10 days after receipt of notice of the Third-Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume the defense of a Third-Party Claim, the indemnifying party shall be deemed to have acknowledged its obligation to defend such Third-Party Claim as a claim subject to the indemnification obligations of this Agreement. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will use its commercially reasonable efforts to cooperate with the indemnifying party in connection with such defense. Notwithstanding the foregoing, if: (1) a Third-Party Claim demands injunctive or other equitable relief material to the Surviving Corporation; (2) such claim involves a claim which could materially injure the Surviving Corporation, or the reputation, customer or supplier relations of Parent or the Surviving Corporation; or (3) the indemnifying party fails to diligently defend such proceeding, then the indemnified party may elect to take over the defense of such Third-Party Claim.

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(c)                If the indemnifying party assumes the defense of a Third-Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, using its commercially reasonable efforts, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party.

(d)                If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate in its sole discretion, including, but not limited to, settling such claim or litigation. The indemnified party’s defense of such Third-Party Claim shall not prohibit any remedies of the indemnified party against the indemnifying parties, and the indemnified party shall be permitted during the course of or after the resolution of such Third-Party Claim to seek recovery of such Losses from the indemnifying party to the extent the indemnified party is entitled hereunder, it being understood that a settlement without the consent of the indemnifying party, such consent not to be unreasonably withheld, conditioned or delayed, shall not be determinative of the existence of or amount of Losses.

7.9               Qualifications(a). Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this Article 7, but not for determining whether there was a breach, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term, or, as applicable, clause containing, “material,” “materiality,” “Material Adverse Effect,” “except as would not have a Material Adverse Effect,” or similar phrases or clauses contained in such representation or warranty, the inclusion of which would limit or potentially limit a claim by any indemnified party hereunder (as if such word or clause, as applicable, were deleted from such representation and warranty).

7.10           Schedules. All representations and warranties of the Indemnifying Parties are qualified to the extent of any applicable disclosure in the Disclosure Schedules making specific reference to the Section or Sections of this Agreement to which such disclosure applies, and such disclosure shall further qualify any other Section or Sections of this Agreement to the extent that the relevance or applicability of such disclosure to information called for by such other Section or Sections of the Disclosure Schedule is reasonably apparent in the disclosure on the face of such Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto. Nothing in the Disclosure Schedule shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right. It is specifically acknowledged that the Disclosure Schedule may expressly provide exceptions to a particular Section of Article 3, notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Disclosure Schedule” or words of similar effect.

7.11           Exclusive Remedy. The parties acknowledge and agree that, after the Closing, the indemnification provisions in this Article 7 shall be the sole and exclusive remedy of the parties with respect to the transactions contemplated by this Agreement, except for (a) claims of Fraud against a person that actually committed Fraud or (b) injunctive relief permitted by Section 9.7. Except for claims of Fraud against a person that actually committed Fraud, the parties may not avoid the limitations liability, recovery and recourse set forth in this Article 7 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

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Article 8.

TAX MATTERS

8.1               Covenants with Respect to Taxes.

(a)                The Company Interest Representative shall prepare and timely file (or cause to be timely filed) all Tax Returns of or with respect to the Company that relate to a Pre-Closing Tax Period and are required to be filed after the Closing Date (taking into account any available extensions) and the Company Stockholders shall pay (or Company Interest Representative shall cause to be paid) all Taxes due with respect to those Tax Returns within the time and in the manner required by applicable Law (except to the extent any such Taxes were specifically included as a liability in the calculation of the Merger Consideration or are attributable to a taxable period (or portion thereof) beginning after the Closing Date, in which case Parent shall pay or cause to be paid such Taxes). All such Tax Returns shall be prepared in a manner consistent with applicable Law. To the maximum extent permitted by applicable Law (including through the potential use of the safe harbor procedures of IRS Revenue Procedure 2011-29 with respect to any success-based fees), any deductions attributable to the costs incurred by the Company Stockholders with respect to the Contemplated Transactions (“Transaction Deductions”) shall be treated for purposes of this Agreement and reported on applicable income Tax Returns solely as income Tax deductions of the Company for a taxable period (or portion thereof) that ends on or prior to the Closing Date, and shall not be treated or reported as income Tax deductions for a taxable period (or portion thereof) beginning after the Closing Date.

(b)                With respect to Tax Returns of the Company that relate to a Straddle Period, Parent shall prepare and timely file (or cause to be timely filed) such Tax Returns and shall submit those Tax Returns to the Company Interest Representative for review and approval (such approval not to be unreasonably withheld, conditioned or delayed) sufficiently in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least thirty (30) days prior to the date those Tax Returns are required to be filed. The Company Interest Representative shall notify the preparing party of any comments or disputes with respect to those Tax Returns in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least ten (10) days prior to the date the Tax Returns are required to be filed.

(c)                To the extent Parent or the Company, on the one hand, or Company Stockholders, on the other hand, are liable under this Agreement for a Tax that is required to be paid or remitted by the other party (or Affiliate of the other party) to a Taxing Authority, including a Tax that arises out of or relates to a Tax Return that is required to be filed (or caused to be filed) by the other party (or Affiliate of the other party), then Parent or the Company, on the one hand, or Company Stockholders, on the other hand, shall pay to the party that is required to pay or remit the Tax the amount of its liability for the Tax as determined under this Agreement within five (5) Business Days after receiving a written request for the payment from the other party, and the request shall include a calculation of the amount of the liability.

(d)                Company Interest Representative and Parent shall:

(i)                 furnish or cause to be furnished copies of all Tax Returns and other relevant information, records and documents relating to Taxes in the possession of that Person relating to the Company, or the business or assets of the Company, in each case with respect to Pre-Closing Tax Periods as is reasonably necessary for the preparation and filing of any Tax Return, to respond to any Taxing Authority or for the preparation for, or defense against, any Tax Claim or other disputes regarding any Taxes or Tax Returns of the Company for Pre-Closing Tax Periods or Straddle Periods or with respect to a liability for which any party to this Agreement or any Affiliate thereof may be liable (including reasonable access to employees, officers, consultants, counsel, auditors and other relevant professionals);

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(ii)               timely sign and deliver those certificates, forms or other documents as may be necessary or appropriate (i) to establish an exemption from (or otherwise reduce) Transfer Taxes, or (ii) to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions) or (iii) to file Tax Returns; and

(iii)             timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this 8.1;

(iv)              upon reasonable request, to provide the other party with all information that either Party is required to report pursuant to Section 6043A of the Code or Treasury Regulations promulgated thereunder; or

(v)                provide records and information that are reasonably requested regarding an audit, litigation or other proceeding and make employees reasonably available on a mutually convenient basis as reasonably requested to provide additional information and explanation of any material provided hereunder.

(vi)              retain all books and records for seven (7) years.

(e)                For purposes of this Agreement, in the case of Taxes of the Company that are imposed with respect to any Straddle Period, the portion of the Tax that is allocable to the Pre-Closing Tax Period shall be:

(i)                 in the case of Taxes that are based upon or related to income or receipts, the amount of Tax determined on an interim closing of the books method as of (and including) the Closing Date (and the parties hereto shall elect to adopt that method if permitted by applicable Law); and

(ii)               in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, the amount of Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

8.2               Transfer Taxes.

All Transfer Taxes shall be paid by the Company Stockholders. Company Interest Representative shall timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The Company Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and fees, and, if required by applicable Law, Parent will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.

8.3               Other Tax Covenants.

(a)                No party shall make (or purport to make) any election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations to ratably allocate items under Section 1.1502-76(b)(2)(ii) of the Treasury Regulations or any election described in Section 1.1502-76(b)(2)(iii) of the Treasury Regulations

(b)                No election under Section 336 or 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) shall be made with respect to the Contemplated Transactions.

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(c)                Parent shall be a “C corporation” for purposes of the Code and shall cause the Company to (A) join Parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h) and any corresponding state or local law provision) effective as of the beginning of the day after the Closing Date and (B) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period the Company. The parties hereto shall treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes.

(d)                None of Parent, the Company, or any of their Affiliates shall, without the prior written consent of the Company Interest Representative (which consent shall not be required if any of the following is required by applicable Law) (A) amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date, including without limitation any Tax Return related to a Straddle Period, (B) make any Tax election or take any other action that has the effect of increasing the amount of Taxes attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, or (C) make a voluntary disclosure to any Governmental Body with respect to any Tax or Tax Returns of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date.

8.4               Tax Contests.

(a)                Parent shall deliver a written notice to Company Interest Representative (a “Tax Contest Notice”) promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Company Stockholders may be liable under applicable Law or this Agreement (“Tax Contest”); provided, however, that the failure or delay to notify Company Interest Representative shall not relieve the Company Stockholders of any obligation or liability that the Company Stockholders may have to Parent, except to the extent the Company Stockholders are prejudiced thereby.

(b)                Company Interest Representative shall control any Tax Contest solely relating to a Pre-Closing Tax Period; provided, however, Parent, at its sole cost and expense, shall have the right to participate in any such Tax Contest. Company Interest Representative shall (i) keep Parent reasonably informed regarding the status of such Tax Contest; (ii) allow Parent, at Parent’s expense, to participate in (but not control) such Tax Contest; and (iii) not settle, resolve or abandon any such Tax Contest without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

(c)                Parent shall control any other Tax Contest; provided, however, the Company Stockholders, at their sole cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to Taxes with respect to a Straddle Period.

(d)                Parent shall (A) keep Company Interest Representative reasonably informed regarding the status of such Tax Contest; (B) allow Company Interest Representative, at the expense of the Company Stockholders, to participate in (but not control) such Tax Contest; and (C) not settle, resolve or abandon any such Tax Contest without the prior written consent of Company Interest Representative, which shall not be unreasonably withheld, conditioned or delayed.

(e)                The procedures for all Tax Contests shall be governed by this Section 8.4.

8.5               Tax Refunds. Any Tax refunds (or credits in lieu thereof) that are received by the Parent, its Affiliates, or the Company that relate to (i) any Pre-Closing Tax Period, or (ii) any other Tax indemnified by the Company Stockholders under the terms of this Agreement, shall be for the account of the Company Stockholders, and the Parent shall promptly pay over to the Company Interest Representative (on behalf of the Company Stockholders) any such refund (or credit in lieu thereof), less any Taxes incurred on receipt of any such refund (or credit in lieu thereof), and less any reasonable out-of-pocket costs and expenses incurred by the Parent and its Affiliates in obtaining any such refund (or credit in lieu thereof).

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Article 9.
MISCELLANEOUS PROVISIONS

9.1               Company Interest Representative

(a)                For purposes of this Section 9.1, the term “Company Interest Holders” means the Company Stockholders, Vested Company Option Holders and the Participating Instrument Holders. The Company (and pursuant to the terms of the Joinders, the Option Termination Agreements and the Instrument Termination Agreements, each of the Company Interest Holders, respectively) irrevocably appoints the Company Interest Representative to act as representative, agent, proxy and attorney-in-fact for the Company Interest Holders for all purposes under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including, without limitation, the full power and authority on each such Company Interest Holder’s behalf to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by any Company Interest Holder under this Agreement, (iii) execute and deliver any termination, amendment or waiver to this Agreement in connection therewith, (iv) engage such counsel, experts and other agents and consultants as the Company Interest Representative deems necessary in connection with exercising the powers granted hereunder and, in the absence of bad faith on the part of the Company Interest Representative, will be entitled to conclusively rely on the opinions and advice of such Persons, (v) receive funds and make or release payments of funds to pay any amounts that the Company Interest Representative has incurred or reasonably expects to incur in connection with the Company Interest Holders’ obligations under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including amounts required to pay the fees and expenses of professionals incurred in connection with the Contemplated Transactions, (vi) to execute closing statements, settlement statements and funds flow statements on behalf of the Company Interest Holders and the Company. The Company Interest Holders acknowledge that Parent and Merger Sub will be entitled to conclusively rely upon, without independent investigation, any act, notice, instruction or communication of the Company Interest Representative as provided in this Section 9.1 as the acts of the Company Interest Holders and will not be liable in any manner whatsoever for any of Parent or Merger Sub’s actions, as applicable, taken or not taken in reliance upon the acts or omissions or communications or writings given or executed by the Company Interest Representative.

(b)                The Company Interest Holders agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Company Interest Representative and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Interest Holder.  All decisions and actions by the Company Interest Representative will be binding upon the Company Interest Holders, and no Company Interest Holder will have the right to object, dissent, protest or otherwise contest the same.  The Company Interest Representative will have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations will be determined solely by the express provisions of this Agreement. The Company Interest Holders will jointly and severally indemnify and hold harmless the Company Interest Representative against all liabilities incurred by the Company Interest Representative in connection with the performance of his, her or its duties as the Company Interest Representative, including, without limitation, any action, suit or proceeding to which the Company Interest Representative is made a party by reason of the fact that the Company Interest Representative is or was acting as the Company Interest Representative under this Agreement.  Neither the Company Interest Representative nor any agent employed by the Company Interest Representative will incur any Liability to any Company Interest Holder relating to the performance of Company Interest Representative’s duties hereunder except for actions or omissions constituting Fraud or bad faith.  The Company Interest Representative will have no Liability in respect of any action, claim or proceeding brought against the Company Interest Representative by any Company Interest Holder if the Company Interest Representative took or omitted taking any action in good faith.

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(c)                The provisions of this Section 9.1 will be binding on the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Interest Holder, and any references in this Agreement to a Company Interest Holder means and includes the successors to such Person’s rights hereunder, whether pursuant to a testamentary disposition, the Legal Requirements of descent and distribution or otherwise.

(d)                If the Company Interest Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his, her or its responsibilities as agent of the Company Interest Holders, then a majority in interest of the Company Interest Holders (based on the respective amounts of the Aggregate Merger Consideration to which each Company Interest Holder was entitled to receive) shall appoint a successor agent for the Company Interest Holders. The Person serving as the Company Interest Representative may be replaced from time to time by the holders of a majority in interest of the Company Interest Holders (based on the respective amounts of the Aggregate Merger Consideration to which each Company Interest Holder was entitled to receive). In either case, the successor Company Interest Representative shall promptly notify Parent of the identity of such successor Company Interest Representative. Any such successor shall become the “Company Interest Representative” for purposes of this Agreement and the Escrow Agreement.

(e)                All expenses incurred by the Company Interest Representative in connection with the performance of his, her or its duties as Company Interest Representative shall be borne and paid exclusively by the Company Interest Holders. In the event the Representative Expense Fund is insufficient to pay the expenses incurred by the Company Interest Representative, then each Company Interest Holder will be obligated (and shall agree in its respective Joinder, Option Termination Agreement and/or Convertible Instrument Termination Agreement to be so obligated) (jointly and severally) to pay its pro rata share of such deficit. Once the Company Interest Representative determines, in his sole discretion, that the Company Interest Representative will not incur any additional expenses in his capacity as the Company Interest Representative, then the Company Interest Representative will distribute remaining amount of the Representative Expense Fund, if any, to the Company Interest Holders on a pro-rata basis as set forth on the Consideration Spreadsheet.

9.2               Expenses. Except as expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses. For the avoidance of doubt, Transaction Expenses (other than expenses paid out of the Representative Expense Fund) will be paid at the Closing out of the Aggregate Closing Merger Consideration.

9.3               Amendment. Prior to the Closing, this Agreement may be amended in writing with the approval of the Company Board, Parent Board and Company Interest Representative at any time without approval of any of the Company Interest Holders; provided, however, that no amendment shall be made that by applicable Legal Requirement requires further approval of the Company Interest Holders without the further approval of such Persons.

9.4               Waiver.

(a)                Subject to paragraphs (b) and (c) below, at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

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(b)                No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)                No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.5               Entire Agreement. This Agreement and the other agreements, exhibits and Disclosure Schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, including without limitation the Letter of Intent dated September 30, 2021 by and between Parent and the Company.

9.6               Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.7               Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to the remedies set forth in Article 7 (which shall exclusively control with respect to post-closing indemnification claims). Each party hereby waives any requirement for the securing or posting of any bond in connection with seeking such injunction or injunctions.

9.8               Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) after the Effective Time, with respect to the payment of the Aggregate Merger Consideration to the Company Stockholders, the Participating Instrument Holders, and Vested Company Option Holders pursuant to Article 1 hereof, (ii) the Company Stockholders’ Indemnified Parties, (iii) the Parent Indemnified Parties, (iv) with respect to Article 7, the Indemnifying Parties, and (v) with respect to Section 5.4, the Company Indemnified Parties.

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9.9               Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by e-mail (with a receipt confirmation), with a copy of such notice via mail pursuant to section (a) above; (d) if sent by facsimile transmission after 5:00 p.m. Central Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Predictive Oncology Inc.

2915 Commers Drive, Suite 900

Eagan, MN 55121

Attention: Bob Myers, CFO

Telephone: (651) 485-4784

Facsimile: (651) 389-4807

E-mail: bmyers@predictive-oncology.com

with a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Martin R. Rosenbaum

Telephone: (612) 672-8326

Facsimile: (612) 642-8326

E-Mail: martin.rosenbaum@maslon.com

if to the Company Interest Representative or any Indemnifying Party:

Tom Kelly

5941 Optical Court

San Jose, CA 95138

Telephone: 408-800-1035

Email: tom@zpredicta.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111-4109

Telephone: (415) 434-9100

Attention: Stephanie Zeppa

Email: szeppa@sheppardmullin.com

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9.10           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.11           Legal Representation. Each of the parties acknowledges and agrees that SMRH has acted as counsel for the Company in connection with this Agreement and consummation of the Contemplated Transactions (the “Acquisition Engagement”) and not as counsel for any other Person, and that SMRH has also represented or prior to the Closing may also represent the Company in respect of other matters.

(a)                Acquisition Engagement. Only the Company shall be considered a client of SMRH in the Acquisition Engagement. Parent agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among SMRH, on the one hand, and the Company, or any of its directors, officers, employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Contemplated Transactions or any dispute arising under this Agreement or any Ancillary Document made for the purpose of seeking or providing legal advice or that otherwise satisfy the requirements of a privileged communication under controlling law (collectively, the “Acquisition Privileged Communications”) shall be deemed to be attorney-client privileged and that the Acquisition Privileged Communications and the expectation of client confidence relating thereto belong solely to Company Stockholders, shall be controlled by the Company Interest Representative on behalf of Company Stockholders and shall not pass to or be claimed by Parent or the Company. Accordingly, Parent shall not have access to any Acquisition Privileged Communications, or to the files of SMRH relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Company Interest Representative (on behalf of the Company Stockholders) and SMRH shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither the Company nor Parent shall be a holder thereof, (ii) to the extent that files of SMRH in respect of the Acquisition Engagement constitute property of the client, only the Company Interest Representative (on behalf of the Company Stockholders) shall hold such property rights, (iii) SMRH shall have no duty whatsoever to reveal or disclose any such files or Acquisition Privileged Communications to the Company or Parent by reason of any attorney-client relationship between SMRH and the Company or otherwise; (iv) if a dispute arises between Parent or the Company, on the one hand, and a third party, on the other hand, then Parent or the Company shall assert the attorney-client privilege to prevent the disclosure of the Acquisition Privileged Communications to such third party; provided, however, that neither Parent nor the Company may waive such privilege without the prior written consent of the Company Interest Representative; and (v) if either Parent or the Company is legally requested by governmental order or otherwise to access or obtain a copy of all or a portion of the Acquisition Privileged Communications, then Parent shall promptly notify the Company Interest Representative in writing so that the Company Interest Representative can seek, at the Company Stockholders’ sole cost and expense, a protective order and Parent agrees to use (and to cause the Company to use) reasonable efforts to assist therewith.

(b)                Post-Closing Representation. If any Company Stockholder so desires, and without the need for any consent or waiver by the Company or Parent, SMRH shall be permitted to represent such Company Stockholder after the Closing in connection with any matter, including anything related to the transactions contemplated herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent any Company Stockholder in connection with any matter whatsoever, including any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, administrative proceeding, mediation, negotiation or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any Ancillary Document, any of the Contemplated Transactions and any related matter (such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement) to the extent otherwise permitted by applicable ethical rules, whether or not such matter is specifically related to the Acquisition Engagement.

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(c)                Consent and Waiver of Conflicts of Interest. The Company Stockholders, the Company and Parent consent to the arrangements in this Section 9.11 and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder. In particular, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) SMRH’s prior representation of the Company and (ii) SMRH’s representation of any Company Stockholder prior to, on or after the Closing.

(d)                Privileged Communications. Parent agrees that it will not, and that it will cause the Company not to, (i) access or use the Acquisition Privileged Communications, including by way of review of any electronic data, communications or other information, or by otherwise asserting that Parent or the Company have the right to waive the attorney-client or other privilege or (ii) seek to obtain the Acquisition Privileged Communications from SMRH, in either event unless the Company Interest Representative consents in writing or the parties enter into a common interest or joint defense agreement to allow such access or disclosure.

9.12           Construction.

(a)                For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)                The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)                 When this Agreement or any Disclosure Schedule states that the Company or the Company Stockholders have “made available,” “delivered” or “provided” (or terms of similar import) a particular document or information to Parent, it shall mean such document or information was made available by the Company, the Company Stockholders or their Representatives via (i) the posting of such items or information to the Data Room, (ii) the actual delivery of hard copies of such items or information, or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means).

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(g)                All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

* * * * * * *

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

zPREDICTA INC.

By:	/s/ Julia Kirschner
Name:	Julia Kirschner
Title:	CEO

GOLDEN GATE ACQUISITION INC.

By:	/s/ Bob Myers
Name:	Bob Myers
Title:	Chief Financial Officer

PREDICTIVE ONCOLOGY INC.

By:	/s/ Bob Myers
Name:	Bob Myers
Title:	Chief Financial Officer

COMPANY INTEREST REPRESENTATIVE

/s/ Tom Kelly
Tom Kelly

Signature Page –

Agreement and Plan of Merger

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EXHIBITS

Exhibit A: Certain Definitions

Exhibit B: Articles of Merger

Exhibit C: Employment Agreement

Exhibit D: Non-Participation Election

Exhibit E: Convertible Instrument Termination Agreement

Exhibit F: Option Termination Agreement

Exhibit G: Joinder

Exhibit I: Escrow Agreement

SCHEDULES

Schedule 1.7: Consideration Spreadsheet

Schedule 2.3-1: Calculation of Working Capital

Schedule 2.3-2: Estimated Working Capital

Disclosure Schedule Referred to in Article 3

A-0

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounts Receivable” means the accounts receivable of the Company as of the Closing Date (as defined by and determined in accordance with the Company’s past practices, consistently applied).

“Actual Working Capital” has the meaning set forth in Section 2.3(c) of the Agreement.

“Adjustment Amount” has the meaning set forth in Section 2.3(c) of the Agreement.

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least 50% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 50% of any class of equity interests at such time.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Aggregate Merger Consideration” has the meaning set forth in Section 2.1 of the Agreement.

“Aggregate Closing Merger Consideration” means $10,000,000 minus the Transaction Expenses minus the Escrow Deposit minus the Representative Expense Fund minus amounts paid to Non-Participating Interest Holders at Closing and Indebtedness, and as adjusted by the Estimated Working Capital Adjustment.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Ancillary Documents” means the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Parties, in each case only as applicable to the relevant party or parties to such Ancillary Document, as indicated by the context in which such term is used.

“Articles of Merger” has the meaning set forth in Section A of the Agreement.

“Assets” means all properties, rights and assets of the Company, whether real or personal and whether tangible or intangible, including all assets reflected in the Company Latest Balance Sheet or acquired after the date of the Company Latest Balance Sheet (except for such assets which have been sold or otherwise disposed of since the Company Latest Balance Sheet in the Ordinary Course of Business).

“Business” means the business conducted by the Company on the date of this Agreement.

A-1

“Cancellation Certificate” has the meaning set forth in Section 1.12(b) of the Agreement.

“Closing” has the meaning set forth in Section 1.3 of the Agreement.

“Closing Indebtedness” means the amount of Indebtedness of the Company outstanding as of the Effective Time.

“Closing Cash” means, as of the Effective Time, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries that is not restricted or in respect of customer deposits for which such work product or services of the Company remain to be delivered or performed, which amount will be distributed to the Company Stockholders immediately prior to Closing.

“Closing Date” has the meaning set forth in Section 1.3 of the Agreement.

“Closing Statement” has the meaning set forth in Section 2.3(c) of the Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), individual independent contractor, consultant, director or statutory auditor of or to the Company or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Directors.

“Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” shall mean any Contract (a) to which the Company is a party, (b) by which the Company or its assets is bound or under which the Company has any express obligations, or (c) under which the Company has any express right.

“Company Dissenting Shares” has the meaning set forth in Section 1.11 of the Agreement.

“Company Employee” shall mean any current officer or other employee (full-time or part-time) of the Company.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract in force and effect between: (a) the Company or any Company Affiliate and (b) any Company Associate, other than any such Contract that is terminable “at will,” with or without a prior notice period, without any obligation on the part of the Company or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any other benefit upon termination of employment or the Contemplated Transactions, other than to the extent required under applicable Legal Requirement.

A-2

“Company Equity Award” shall mean any Company Option, Company restricted and any other type of award issued or issuable under the terms of the Company Equity Plan.

“Company Equity Plan” shall mean the Company’s 2016 Stock Incentive Plan.

“Company Financial Statements” has the meaning set forth in Section 3.4 of the Agreement.

“Company Fundamental Representations” has the meaning set forth in Section 7.1 of the Agreement.

“Company Indemnified Parties” has the meaning set forth in Section 5.4 of the Agreement.

“Company Insurance Policies” has the meaning set forth in Section 3.18 of the Agreement.

“Company Interest Holders” has the meaning set forth in Section 9.1 of the Agreement.

“Company Interest Representative” has the meaning set forth in the preamble to the Agreement.

“Company Interim Financial Statements” has the meaning set forth in Section 3.4 of the Agreement.

“Company IP Rights” means all Intellectual Property owned by the Company (or that is purported to be owned by the Company), whether in whole or in part.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.4 of the Agreement.

“Company Leased Real Property” has the meaning set forth in Section 3.9(c) of the Agreement.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company.

“Company Optionholders” means each Person holding Company Options as of the Closing Date.

“Company Permits” has the meaning set forth in Section 3.13(a) of the Agreement.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company; or (b) currently under development by or for the Company (whether or not in collaboration with another Person).

“Company Product Candidates” has the meaning set forth in Section 3.13(a) of the Agreement.

“Company Registered IP” means all Company IP Rights that are subject to any active registration or issuance, or any pending application with any Governmental Body, including all active patents, registered copyrights and registered trademarks and all pending applications for any of the foregoing.

“Company Stock Certificate” has the meaning set forth in Section 1.12(b) of the Agreement.

“Company Stockholders” has the meaning set forth in Section 1.10 of the Agreement.

“Company Stockholder Indemnified Party” has the meaning set forth in Section 7.4 of the Agreement.

A-3

“Company Year-End Financial Statements” has the meaning set forth in Section 3.4 of the Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consideration Spreadsheet” has the meaning set forth in Section 1.7 of the Agreement.

“Contemplated Transactions” shall mean the Merger and the execution of the Escrow Agreement and the Employment Agreement between the Company and Julia Kirshner, effective as of the Effective Time.

“Continuing Employee” has the meaning set forth in Section 5.3(b) of the Agreement.

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.

“Contractual Obligations” means, with respect to any Person, any contract, agreement, commitment, deed, mortgage, lease, license or warranty obligation, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is a party or otherwise subject or bound.

“Convertible Instruments” means SAFE agreements, notes and other instruments of the Company that are or may become convertible into or exchangeable for Equity Securities of the Company or any interest therein.

“Covered D&O Matter” has the meaning set forth in Section 5.4(a) of the Agreement.

“Current Assets” means accounts receivable, tax receivables and prepaid expenses of the Company as of the Effective Time, but excluding deferred Tax assets calculated in accordance with Schedule 2.3-1.

“Current Liabilities” means accrued payroll salary obligations, accrued payroll tax liabilities, accrued vacation, all employee insurance and 401K payment obligations, sales tax payable, the amount of any outstanding Company credit card balances of the Company as of the Effective Time, and no other liabilities calculated in accordance with Schedule 2.3-1, which, for the avoidance of doubt, will not include items included as Indebtedness or Transaction Expenses.

“Data Room” means the data site maintained on Dropbox by the Company for access by Parent.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Direct Claim” has the meaning set forth in Section 7.7 of the Agreement.

“Direct Claim Notice” has the meaning set forth in Section 7.7 of the Agreement.

“Disclosed Contracts” has the meaning set forth in Section 3.11(a) of the Agreement.

“Disclosure Schedule” shall mean the Disclosure Schedule prepared by the Company and delivered to the Parent on the Closing Date in accordance with this Agreement.

A-4

“Dispute Notice” has the meaning set forth in Section 2.3(c) of the Agreement.

“DOL” shall mean the United States Department of Labor.

“Drug Regulatory Agency” has the meaning set forth in Section 3.13(b) of the Agreement.

“Effective Time” has the meaning set forth in Section 1.3 of the Agreement.

“Employee Plan” means each employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, medical, retiree medical, vision, dental and life insurance plans, and each other material employee benefit plan or fringe benefit plan, whether or not subject to ERISA, (A) that is currently sponsored, maintained or contributed to (or required to be contributed to under applicable Law) by the Company for the benefit of any current or former director, officer, or employee of the Company (or any dependent or beneficiary thereof), or (B) with respect to which the Company would reasonably be expected to have any actual or contingent material liability, but excluding any Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company contributes pursuant to applicable Laws.

“Employment Obligations” means vested, owed and accrued but unpaid compensation payable by the Company to Company Employees and the Company’s other vested, owed and accrued but unsatisfied obligations to Company Employees arising under any Company Employee Agreement or Employee Plan (except accrued vacation), regardless of whether such Company Employee Agreement or Employee Plan is disclosed in this Agreement or the Disclosure Schedule, provided that Employment Obligations will exclude all obligations of the Parent and all rights under Company Options, all amounts included in the definition of Working Capital and all Transaction Expenses.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable federal, state, and local Law, now or hereafter in effect, in each case as amended or supplemented from time-to-time, relating to or addressing the environment, health or safety, which shall include the use, handling, treatment, storage, Release or disposal of any Contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act, as amended ( 49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), and any state or local counterpart or equivalent of any of the foregoing, and any and all applicable judicial or administrative orders, applicable consent decrees, and binding judgments relating to the regulation and protection of human health, safety, the environment, and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, and vegetation).

A-5

“Equity Security” of any Person means any (i) capital stock, membership or partnership interest or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (iii) options, convertible notes or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Bridgewater Bank.

“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, Parent and Company Interest Representative to be executed at Closing, in the form attached as Exhibit I.

“Escrow Deposit” has the meaning set forth in Section 1.5(b)(v) of the Agreement.

“Escrow Release Date” has the meaning set forth in Section 7.5(b) of the Agreement.

“Estimated Working Capital” has the meaning set forth in Section 2.3(b) of the Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fraud” means, with respect to any party, such party’s actual and intentional fraud with respect to the making of representations and warranties in Articles 3 or Article 4, as applicable.

“Fully Diluted Shares” has the meaning set forth in Section 1.7(a) of the Agreement

“Fundamental Representations” has the meaning set forth in Section 7.1 of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, as amended from time to time.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

A-6

“Hazardous Substances” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental Laws, but excludes office and janitorial supplies properly and safely maintained.

“HIPAA” has the meaning set forth in Section 3.13(d) of the Agreement.

“Indebtedness” means, as of the Effective Time, with respect to the Company, without duplication, (a) the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness at Closing or otherwise payable as a result of the consummation of the Contemplated Transactions) arising under any obligations of the Company for borrowed money, (b) all obligations of the Company evidenced by any note, bond, debenture or other debt security or instrument, (c) letters of credit and letters of guaranty, in each case to the extent drawn, and bankers’ acceptances and performance bonds issued for the account of the Company, (d) all obligations under leases which are or are required to be recorded as capital leases in respect of which the Company is liable as lessee prior to or on the Closing Date (but not amounts arising after the Closing Date), (e) all obligations of any other Person for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any assets of the Company, (f) any off balance sheet Liabilities, (g) unpaid or unsatisfied Employment Obligations, excluding Employment Obligations that have been paid or satisfied in full, (h) accounts payable, as of the Closing that are aged and overdue by at least ninety (90) days according to their terms; provided that Indebtedness will exclude all Current Liabilities and all payment obligations in connection with the termination of Convertible Instruments held by Non-Participating Instrument Holders.

“Indemnifying Party” has the meaning set forth in Section 7.3 of the Agreement.

“Independent Accountant” means the office of an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and the Company Interest Representative to resolve the specific matters set forth in Section 2.3(c) of the Agreement relating to the determination of the Actual Working Capital.

“Intellectual Property” or “Intellectual Property Rights” means the following: (a) patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom, and any other indicia of invention ownership issued or granted by any Governmental Body, applications for any of the foregoing, including provisional, utility, design, priority and other applications, divisionals, and continuations (in whole or in part), reissues or re-examinations of any of the foregoing, and moral and economic rights of inventors in any of the foregoing; (b) computer Software and firmware, including data files, Source Code, object code and software-related specifications and documentation; (c) copyrights, whether in published or unpublished works, which include literary works and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, rights to compilations, collective works and derivative works of any of the foregoing and moral and economic rights of authors or creators in any of the foregoing, registrations and applications for registration for any of the foregoing; (d) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; and (e) domain names; and (f) unpublished inventions (whether patentable or not), discoveries, improvements, designs, models, formulae, recipes, compilations, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, instructions, configurations, prototypes, samples, specifications, technology, trade secrets, confidential information, proprietary information, customer lists, and technical information, and moral and economic rights of authors and inventors in any of the foregoing. “Intellectual Property Rights” includes in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing items listed in clauses (a)–(e) of this definition with or by any Governmental Body in any jurisdiction and similar or equivalent rights to any of the foregoing items listed in clauses (a)–(e) recognized by any Governmental Body.

A-7

“Convertible Instrument Termination Agreement” means an agreement with each Participating Interest Holder in the form attached as Exhibit E, pursuant to which, among other things, the Participating Interest Holder agrees to receive a portion of the Aggregate Merger Consideration as set forth on the Consideration Spreadsheet and to be bound by the indemnification provisions of this Agreement as an Indemnifying Party.

“IP Representations” has the meaning set forth in Section 7.2 of the Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder” means an agreement with each Company Stockholder in the form attached as Exhibit G, pursuant to which, among other things, the Company Stockholder agrees to receive a portion of the Aggregate Merger Consideration as set forth on the Consideration Spreadsheet and to be bound by the indemnification provisions of this Agreement as an Indemnifying Party.

“Knowledge” of a party shall mean the actual knowledge after due inquiry of a Person. For clarity, the Knowledge of the Company shall mean the Knowledge of each of Julia Kirshner, Tom Kelly and Mukti Parikh.

“Law” or “Laws” means any federal, national, foreign, supranational, state, provincial, local or similar statute, law, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“Letter of Transmittal” has the meaning set forth in Section 1.12(b) of the Agreement.

“Liability” has the meaning set forth in Section 3.5 of the Agreement.

“Licensed Intellectual Property” means those Intellectual Property Rights that the Company has been granted rights to or in from a third party other than commercial off-the-shelf software licensed by the Company on non-exclusive terms and that have not been modified or customized by or for the Company’s business.

“Losses” has the meaning set forth in Section 7.3 of the Agreement.

“Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: the business, financial condition, or results of operations of the Company taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (iv) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; (v) changes in applicable Legal Requirements after the date hereof; (vi) the public announcement of the Contemplated Transactions or this Agreement, (vii) conditions that are the result of COVID-19 or the implementation of any law, policy, rule or measure relating to COVID-19 or any other pandemic, epidemic, disease outbreaks or other public health emergencies, (viii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent, (ix) any matter of which Parent is aware on the date hereof or (x) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

A-8

“Merger” has the meaning set forth in Section A of the Agreement.

“Merger Sub” has the meaning set forth in the preamble to the Agreement.

“Negative Working Capital Adjustment” has the meaning set forth in Section 2.3(d) of the Agreement.

“Non-Participating Election” has the meaning set forth in Section 1.8(a)(i) of the Agreement.

“Non-Participating Instrument Holders” has the meaning set forth in Section 7.3 of the Agreement.

“Option Termination Agreement” means an agreement with each Vested Company Option Holders in the form attached as Exhibit F, pursuant to which, among other things, the Vested Company Option Holders agrees to receive a portion of the Aggregate Merger Consideration as set forth on the Consideration Spreadsheet and to be bound by the indemnification provisions of this Agreement as an Indemnifying Party

“Order” shall mean any order, writ, injunction, judgment or decree.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent in all material respects with the past customs and practices of such Person and which is taken in the normal day-to-day operations of such Person and does not require the consent of the stockholders or board of directors of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, stockholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

A-9

“Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company.

“Parent” has the meaning set forth in the preamble of the Agreement.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Indemnified Party” has the meaning set forth in Section 7.3 of the Agreement.

“Parent Plans” has the meaning set forth in Section 5.3(b) of the Agreement.

“Participating Instrument Holders” has the meaning set forth in Section 1.8(b)(i) of the Agreement.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Body necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted.

“Permitted Encumbrances” has the meaning set forth in Section 3.7 of the Agreement.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” means an individual Person’s name, street address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information, allows the identification of, or contact with, any individual Person.

“Positive Working Capital Adjustment” has the meaning set forth in Section 2.3(d) of the Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period running through and including the Closing Date.

“Pro Rata Share” means, for any particular Indemnifying Party, the fraction having: (a) a numerator equal to the aggregate amount of Aggregate Merger Consideration that such Indemnifying Party is entitled to receive pursuant to Section 1.5 of the Agreement; and (b) a denominator equal to the aggregate portion of the Aggregate Merger Consideration to which all such Persons are entitled pursuant to Section 1.5 (excluding any consideration that otherwise would have been attributable to Company Dissenting Shares).

“Real Property Leases” has the meaning set forth in Section 3.9(c) of the Agreement.

“Representative Expense Fund” has the meaning set forth in Section 1.5(b)(vi) of the Agreement.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Review Period” has the meaning set forth in Section 2.3(c) of the Agreement.

A-10

“SMRH” means Sheppard, Mullin, Richter & Hampton LLP.

“Software” shall mean any software (regardless of whether such software is Owned Intellectual Property or Licensed Intellectual Property) contained or included in or provided with any Company Products or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product other than commercial off-the-shelf software licensed by the Company that is used solely in connection with internal operations and that have not been modified or customized by or for the Company’s business.

“Source Code” shall mean any source code, or any portion, aspect or segment of any source code, that constitutes Owned Intellectual Property or that is accessible and used by the Company with respect to Licensed Intellectual Property.

“Stockholder Consent” has the meaning set forth in Section C of the Agreement.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Survival Period” has the meaning set forth in Section 7.2 of the Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Target Working Capital” shall mean $50,112.92.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” means any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

“Tax Representations” has the meaning set forth in Section 7.2 of the Agreement.

A-11

“Third Party Claim” has the meaning set forth in Section 7.8(a) of the Agreement.

“Threshold Amount” has the meaning set forth in Section 7.5(a) of the Agreement.

“Transaction Deductions” has the meaning set forth in Section 8.1(a) of the Agreement.

“Transaction Expenses” means, without duplication, the sum of all fees, costs, charges, filing fees, expenses and obligations incurred, accrued or to be paid by the Company in connection with the consummation of the Contemplated Transactions, including (a) all of the fees, expenses and other costs of legal counsel, accountants, advisors, investment bankers, brokers, representatives, consultants and other third-parties, , (b) all change of control, retention, severance, termination, sale bonus or similar payments payable to officers, directors, employees, managers, consultants or independent contractors of the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, (c) all costs and expenses associated with calling and holding the Company Stockholders’ meeting or obtaining the written consent of the Company Stockholders pursuant to Section 1.4, (d) all costs and expenses associated with preparing and distributing an information statement to the Company Stockholders, and (e) employer’s portion of the payroll taxes owed in connection with the exchange of Vested Company Options pursuant to Section 1.8(e)(ii) of the Agreement.

“Vested Company Option” has the meaning set forth in Section 1.8(e)(i) of the Agreement.

“Vested Company Option Holder” has the meaning set forth in Section 1.8(e)(i) of the Agreement.

“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, in each case as of the Effective Time.

A-12

Pursuant to Item 601(a)(5) of Regulation S-K the remainder of the Exhibits and Schedule have been intentionally omitted.